EXHIBIT 2.1

ACQUISITION AGREEMENT

by and among

Private Media Group, Inc., a Nevada corporation,

-and-

2220445 Ontario Inc., a corporation organized under the laws of the Province of Ontario,

-and-

Entruphema Inc., a corporation organized under the laws of the Province of Ontario,

-and-

2062249 Ontario Inc., a corporation organized under the laws of the Province of Ontario,

-and-

Eric Johnson, Erik Schannen and Michel Lozier

-and-

Eric Johnson, in his capacity as Sellers Representative

As of October 9, 2009

- i -

TABLE OF CONTENTS

(Continued)

- ii -

TABLE OF CONTENTS

(Continued)

- iii -

LIST OF EXHIBITS

Exhibits:

Exhibit A	Exchangeable Share Provisions
Exhibit B	Exchangeable Share Support Agreement
Exhibit C	Amalgamation Agreement
Exhibit D	Earnout Schedule
Exhibit E	Financial Statements
Exhibit F	Form of Employment Agreement
Exhibit G	Form of Resignation and General Release
Exhibit H	Form of Legal Opinion of Counsel to the Company
Exhibit I	Form of Amended and Restated Registration Rights Agreement
Exhibit J	Form of Voting Agreement

- iv -

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (“Agreement”) is made and entered into as of October 9, 2009, by and among PRIVATE MEDIA GROUP, INC., a Nevada corporation (“Private” or “Buyer”), 2220445 ONTARIO INC., a corporation organized under the laws of the Province of Ontario (“Sub”), ENTRUPHEMA INC., a corporation organized under the laws of the Province of Ontario (the “Company”), 2062249 ONTARIO INC., a corporation organized under the laws of the Province of Ontario (“Holdco”), ERIC JOHNSON, ERIK SCHANNEN and MICHEL LOZIER (each of Messrs. Johnson, Schannen and Lozier sometimes individually referred to as a “Seller” and together, the “Sellers”) and Eric Johnson in his capacity as Sellers Representative. Buyer, Sub, the Company, Holdco and each of the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties”.

Recitals

A. The Company owns 100% of the issued and outstanding shares of Sureflix Digital Distribution Inc., a Delaware corporation, and Sureflix Digital Logistics Inc., a corporation organized under the laws of Saint Christopher and Nevis (each, a “Company Subsidiary” and, together, the “Company Subsidiaries”). Sellers and Holdco own 100% of the issued and outstanding shares in the capital of the Company (the “Company Shares”). Sellers own 100% of the issued and outstanding shares in the capital of Holdco.

B. Prior to the consummation of the Transaction (as defined below), (i) Holdco and the Company will amalgamate (the “Holdco Amalgamation”), such that the issued and outstanding shares in the capital of the Company following the Holdco Amalgamation will be held as follows: Eric Johnson (31,017 Company Shares), Erik Schannen (162,840 Company Shares), and Michel Lozier (116,315 Company Shares), and (ii) Sub will have amended its articles of incorporation (the “Amendment”) to authorize Class A Preference Shares (the “Sub Preference Shares” and, together with the Sub Common Shares, the “Sub Shares”) which will be exchangeable into shares of Common Stock of Buyer, par value $0.001 per share (“Private Shares”). Such Sub Preference Shares and the Amalco Preference Shares (as defined below) are referred to herein as the “Exchangeable Shares.” The terms and provisions of the Exchangeable Shares, including the basis on which the shareholders shall have the right to exchange Exchangeable Shares for Private Shares, shall be as set forth in the provisions attaching to the Exchangeable Shares in the form attached hereto as Exhibit A (the “Exchangeable Share Provisions”).

C. The parties intend that, subject to the terms and conditions set forth in this Agreement, Buyer will acquire the business and operations of the Company through the acquisition by Sub of all of the Company Shares in exchange for Sub Preference Shares (as contemplated in greater detail in Section 2.1(a) below, the “Share Purchase”) followed by an amalgamation of Sub and the Company (as contemplated in greater detail in Section 2.1(b) below, the “Amalgamation” and, together with the Share Purchase, the “Transaction”), all pursuant to the terms and conditions of this Agreement and in accordance with the Business Corporations Act (Ontario) (as from time to time amended or re-enacted, the “Act”).

D. The respective Boards of Directors of Buyer, Sub and the Company have determined that this Agreement and the transactions contemplated thereby, including the Transaction, are in the best interest of their respective shareholders, and have approved the Transaction. Buyer, as the sole shareholder of Sub, has approved this Agreement and the transactions contemplated hereby, including the Transaction. Sellers and Holdco, as the holders of 100% of the Company Shares, have approved this Agreement and the transactions contemplated hereby, including the Transactions.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to become legally bound, agree as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. Certain terms used in this Agreement are defined in later sections. In addition to those defined terms, the following terms have the following meanings:

“Adverse Consequences” means any damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities (including, without limitation, any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), obligations, Taxes, liens, losses, expenses, fees and court costs and reasonable attorneys’ fees and expenses incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order decree or ruling, with appropriate adjustment for insurance proceeds which are actually received by the affected Party. Adverse Consequences shall not include exemplary or punitive damages unless such damages are imposed by a third party judgment.

“Actual EBITDA” means the EBITDA for the applicable Earnout Period.

“Affiliate” means (a) with respect to any Person, any Person controlling, controlled by, not at arm’s length or under common control with such Person (or an Affiliate of such Person), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (b) in addition, (i) if such Person is a partnership, any partner thereof, (ii) if such Person is a limited liability company, any member thereof, and (c) any officer or director of such Person.

“Amalco” means the continuing corporation constituted upon the amalgamation of the Amalgamating Corporations pursuant to the Amalgamation.

“Amalco Common Share” means a common share in the capital of Amalco.

“Amalco Preference Shares” means the Class A Preference Shares in the capital of Amalco.

“Amalco Shares” means the Amalco Common Shares and Amalco Preference Shares.

“Amalgamation Agreement” means the amalgamation agreement in the form attached hereto as Exhibit C.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close.

“Buyer” is defined in the preamble to this Agreement and includes Buyer’s successors and assigns as contemplated under Section 13.4 and for purposes of Section 10.2(c), those Persons named in the last sentence of Section 10.2(c).

“Canadian GAAP” means accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis.

“Client” means any Person to whom or which the Company or either of the Company Subsidiaries has provided any services that constitute any part of the Company’s Business, at any time within the twelve (12) months preceding the Closing Date, including without limitation any participants in any affiliate program of the Company or either Company Subsidiary or any private label theatre affiliate of the Company or either Company Subsidiary. Provided, however, that for purposes of Section 9.3(c) only, the term “Client” means any Person to whom or which Buyer or any of its subsidiaries (including Amalco) has provided any services that constitute: (i) any part of the Company’s Business at any time within the twelve (12) months preceding the Closing Date; or (ii) any part of the Online Media Business at any time between the Closing Date and the date of the activity otherwise restricted by Section 9.3(c); including without limitation any participants in any affiliate program of Buyer or any of its subsidiaries (including Amalco) or any private label theatre affiliate of Buyer or any of its subsidiaries (including Amalco).

“Company Shares” has the meaning given to it in Recital B hereto. For greater certainty, depending on the context, as used herein Company Shares refers to either (a) shares in the capital of the Company or (b) shares in the capital of the company to be formed by the Holdco Amalgamation.

“Company’s Business” means any business activity carried on by the Company or either of the Company Subsidiaries during the twenty-four (24) month period preceding the Closing Date, and shall include the business of licensing content to broadcasters, websites and other content providers and distributors (including providing pay-per-view and video on demand and other eCommerce products and services), principally in the adult entertainment products market, and related services.

“Confidential Information” means any proprietary information of a specified Person, that is not generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), all of which the Parties agree constitute trade secrets under the governing trade secrets law, relating to:

(i) the identity of any Client or Supplier;

(ii) the identity, authority and responsibilities of key contacts at each such Client or Supplier;

(iii) the service cost burden with respect to each such Client or Supplier;

(iv) the specific types of services provided or to be provided to any such Client;

(v) the specific types of goods (including media content) or services provided or to be provided by any Supplier;

(vi) the terms of agreements with of a Client or Supplier;

(vii) the nature of specific programs and plans, including their design, funding and administration, and any other information supplied by, or developed for, such Clients or Suppliers;

(viii) the operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies of such specified Person;

(ix) the financial information and compensation data, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans, of such specified Person;

(x) the inventions, discoveries, devices, algorithms, computer hardware and computer software (including any source code, object code, documentation, diagrams, flow charts, know-how, methods or techniques associated with the development or use of the foregoing computer software) of such specified Person;

(xi) the internal memoranda and other office records, including electronic and data processing files and records of such specified Person; and

(xii) any other information constituting a trade secret of such specified Person under the governing trade secrets law.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated October 7, 2009 by and between the Company and Buyer.

“Copyright” means all copyrights, copyrightable works, mask work rights, rights in databases, data collections, copyright registrations and applications for copyright registration and equivalents and counterparts of the foregoing in any jurisdiction.

“Dollar” or “$” means the United States Dollar unless otherwise specified herein.

“Domain Name” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

“Earnout Schedule” means the schedule attached hereto as Exhibit D.

“Earnout Shares” means Amalco Preference Shares issuable to Sellers pursuant to the provisions of Section 2.7 of this Agreement.

“EBITDA” (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure and for the purpose of this Agreement it is defined as GAAP net income plus interest, income taxes, depreciation and amortization, related to the Online Media Business.

“Effective Time” means the date and time specified in the Articles of Amalgamation, which, for greater certainty, shall be the same date as the Closing Date.

“Employee Benefit Plan” means all employment, consulting, retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, commission, severance, notice or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefits, agreement (including, as applicable, any material contracts), plan, program, arrangement, policy, practice or undertaking whether written or oral, formal or informal, funded or unfunded, registered or unregistered, qualified or non-qualified, insured, self-insured or uninsured, that is maintained, contributed to, or required to be contributed to, for the benefit of the employees, consultants, former employees or consultants, or their spouses, dependants, survivors or beneficiaries, or which the Company or any Company Subsidiary is a party to or bound by or under which the Company or any Company Subsidiary has any liability (whether present or future, absolute or contingent), whether or not subject to any Laws, except that the term “Employee Benefit Plans” will not include any statutory plans which the Company or any Company Subsidiary is required to participate in or comply with, including any government-sponsored pension, employment insurance, parental insurance, prescription drugs, workers’ compensation and health insurance plans.

“Employment Agreements” means the agreements between the Company and each of the Sellers, the form of which is attached hereto as Exhibit F.

“Environmental Law” means all Laws, any of which govern or relate to pollution, protection of the environment, natural resources, safety and health Releases or threatened Releases of Hazardous Substances, solid or hazardous waste, as any of these terms are or may be defined in such Laws or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Family Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, of any Person.

“Governmental Authority” means any government or any agency, district, bureau, board, commission, court, department, official, office, political subdivision, court, tribunal or other instrumentality of any government, whether federal, state, provincial or local, domestic or foreign.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, friable asbestos and any other chemicals, materials, substances or wastes which are defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law.

“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP (or, where applicable, Canadian GAAP), or (v) for all or any part of the deferred purchase price of property or services, including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements, or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) any and all amounts owed by the Company or any Company Subsidiary to any of their Affiliates, including, without limitation, the Sellers, and (C) any and all bonuses or incentive payments owed by the Company or any Company Subsidiary to any of their employees.

“Independent Accountant” means Buyer’s independent accountant for the applicable fiscal year or Earnout Period, as the case may be.

“Indemnification Threshold” means (a) with respect to inaccuracy in or breach of the Tax Representations or a claim under Section 10.2(a)(iii), the amount of $100,000 and (b) with respect to any other inaccuracy in or breach of representations and warranties in Articles 5 and 6 (other than the Surviving Representations), the amount of $200,000.

“Intellectual Property” means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“Knowledge” means actual knowledge or such knowledge as would have been obtained by making a reasonable investigation in light of the facts and circumstances, taking into consideration the capacity (as an employee, officer, director or shareholder of another Person) of the Person being charged with such knowledge.

“Laws” means all federal, state, provincial, local, municipal, foreign or other laws, including all statutes, codes, ordinances, decrees, rules, regulations, ruling or requirement, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, ruling or awards, policies, guidelines, whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and general principles of common and civil law and equity.

“Legal Requirement” means any act or omission mandated by any constitution, law, ordinance, rule, regulation, injunction, judgment, ruling, charge, decree, statute, or similar enactment or promulgation by any government, governmental entity, regulatory body, stock market or exchange (including, without limitation, a Trading Market), court, or other similar body.

“Material Adverse Effect” means, with respect to any event or circumstance, an effect caused thereby or resulting therefrom that would, or would be reasonably likely to, be materially adverse as to, or in respect of, the condition (financial or otherwise), business, results of operation or prospects of a specified Person or Persons, when taken as a whole.

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Online Media Business” shall mean the combined Internet and Internet-related business conducted by Private and its subsidiaries from time to time following the Closing Date, including the business activity carried out by the Company.

“Ordinary Course of Business” means the lawful ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to a specified entity, the certificate or articles of incorporation (including certificates of designations), articles of amalgamation, bylaws, constating documents, operating agreement and other organizational documents, as may be applicable to such entity.

“Patents” means all patents, industrial and utility models, industrial designs, certificates of invention and other indicia of invention ownership issued or granted by any Governmental Authority, and all applications, provisionals, reissues, re-examinations, extensions, divisions, continuations (in whole or in part) and equivalents and counterparts of the foregoing in any jurisdiction.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unlimited liability company, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Taxes” means Taxes of the Company or any Company Subsidiary for all taxable periods ending on or before the Closing Date or commencing prior to and ending after the Closing Date to the extent allocable to the pre-closing portion of such tax period; all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar federal, state, provincial, local, or foreign law or regulation; and any and all Taxes of any other Person imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date.

“Pro Rata” means the percentage obtained by dividing one Company Share by the number of outstanding Company Shares immediately prior to the Closing.

“Prospective Client or Supplier” means (a) any Person with whom the Company and/or Buyer or either of the Company Subsidiaries negotiated at any time during the twelve (12) months preceding the date of any activity prohibited by Section 9.3(c) for the provision of any goods (including media content) or services to be used in the operation of the Company’s Business or the Online Media Business at any time and (b) any Person with whom the Company or either of the Company Subsidiaries negotiated at any time during the twelve (12) months preceding the date of any activity prohibited by Section 9.3(c) to provide any services that constitute any part of the Company’s Business or the Online Media Business, including without limitation any participants in any affiliate program of the Company or either Company Subsidiary or any private label theater affiliate of the Company or either Company Subsidiary.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of a Hazardous Substance on, above, under, onto, in or into the environment.

“Restricted Territory” means the city of Toronto, each of the counties of the Province of Ontario, the ten provinces of Canada, the 50 states of the United States, the European Union and any European Union member state and each and every other geographic area outside Canada, the United States and the European Union where the Company or any Company Subsidiary conducts business as of the Closing Date.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, hypothecation, charge, Bank Act (Canada) security or other security interest, other than (a) construction, mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (e) encumbrances securing payment of Taxes which are not in arrears, (f) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (g) encumbrances, security deposits or reserves required by law or regulation or by any Governmental Authority or regulatory agency.

“Settlement Price” means the average volume-weighted average price at which the Private Shares are traded on Nasdaq over the fifteen (15) consecutive Trading Days immediately prior to the Closing Date.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Sub Common Shares” means a common share in the capital of Sub.

“Supplier” means any Person which has provided the Company or either of the Company Subsidiaries with any goods (including media content) or services used in the operation of the Company’s Business, at any time within the twenty-four (24) months preceding the Closing Date. Provided, however, that for purposes of Section 9.3(c) only, the term “Supplier” means any Person which has provided Buyer or any of its subsidiaries (including Amalco) with any goods (including media content) or services used in the operation of the Company’s Business at any time: (i) within the twenty four (24) months preceding the Closing Date; or (ii) in the operation of the Online Media Business at any time between the Closing Date and the date of the activity otherwise restricted by Section 9.3(c).

“Target EBITDA” shall mean, with respect to an Earnout Period, the EBITDA amount for each Earnout Period as provided in the Earnout Schedule, adjusted as provided therein for foreign currency translation.

“Tax” means (i) any federal, state, provincial, local or foreign income, gross receipts, payroll, employment, occupation, reemployment, excise, duties, capital, premium, franchise, environmental, withholding, deductions at source, social security (or similar tax), unemployment, real property, personal property, sales, goods and services, use, transfer, stamp, registration, alternative or add-on minimum, ad valorem, value added, profits, accumulated earnings, estimated or other tax, fees, assessments or governmental charges of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (ii) any liability arising under any agreements or arrangements with any Person with respect to the liability for, or sharing of the payment of any amounts of the type described in the immediately preceding clause (i) (including pursuant to provisions of any applicable Laws, and including any liability for Taxes as a transferee or successor, by contract or otherwise).

“Tax Returns” means any return (including estimates and extensions), election, declaration, report, document, claim for refund, or information return or statement relating to Taxes required to be filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means all trademarks, trade names, fictitious business names, service marks, certification marks, collective marks and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals and applications for registration, equivalents and counterparts of the foregoing in any jurisdiction, and the goodwill associated with each of the foregoing.

“Trade Secrets” means all inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable law in any jurisdiction.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following exchanges or markets on which the Private Shares are listed or quoted for trading on the date in question: The Nasdaq Capital Market; The Nasdaq Global Market; the Nasdaq Global Select Market; the American Stock Exchange; the New York Stock Exchange; or the OTC Bulletin Board.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as amended from time to time.

“U.S. Person” means (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. person; (d) any trust of which any trustee is a U.S. person; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary, organized, incorporated, or (if an individual) resident in the United States; and (h) any partnership or corporation, in each case (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts. The following are not “U.S. Persons”: (a) any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States; (b) any estate of which any professional fiduciary acting as executor or administrator is a U.S. person if (A) an executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and (B) the estate is governed by foreign law; (c) any trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person; (d) an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country; (e) any agency or branch of a U.S. person located outside the United States if: (A) the agency or branch operates for valid business reasons; and (B) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and (f) the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

1.2 Other Defined Terms. The following terms are defined in the Sections of this Agreement indicated below:

Definition	Section

2008 Audited Financial Statements	6.6(a)(i)
2009 Maximum Earnout Shares	2.7(a)(ii)
2009 Reviewed Interim Financial Statements	6.6(a)(ii)
2010 Maximum Earnout Shares	2.7(a)(ii)
2011 Maximum Earnout Shares	2.7(a)(ii)
2012 Maximum Earnout Shares	2.7(a)(ii)
Act	Recitals
Agreement	Preamble
Amalgamating Corporations	2.3
Amalgamation	Recitals
Amalgamation Consideration	2.4(a)(i)
Amalgamation Consideration Shares	2.4(a)(i)
Amalgamation Documents	2.2(a)
Amendment	Recitals
Anti-Terrorism Laws	11
Balance Sheet Date	6.6(a)(ii)
Buyer	Preamble
Buyer Indemnification Event	10.3
Carrying on a Business	9.3(d)
Closing	2.2(a)
Closing Date	2.2(a)
Closing Shares	2.4(a)(i)(A)
Company	Preamble
Company Indemnified Parties	9.9(a)
Company Plans	6.20(a)
Company Shares	Recitals
Company Subsidiaries	Recitals
Company Subsidiary	Recitals
Company Websites	6.12(g)
Contracts	6.13(a)
Designated Person	11
Disclosure Schedule	3
Earnout Period/Earnout Periods	2.7(a)(ii)
Earnout Share Ratio	2.7(a)(ii)
EBITDA Dispute Notice	2.7(a)(ii)
Exchangeable Share Provisions	Recitals
Exchangeable Shares	Recitals
Executive Orders	11
Financial Statements	6.6(a)(ii)
GAAP	1.4
Holdback	10.4(a)
Holdco	Preamble
Holdco Amalgamation	Recitals
IASB	6.6(a)(i)
Indemnification Event	10.3

Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Initial Deferred Shares	2.4(a)(i)(B)
ITA	2.8
Lists	11
Material Agreement	6.13(a)
Material Clients	6.24(a)
Material Suppliers	6.24(b)
Notice	13.7
OFAC	11
OFAC Laws and Regulations	11
Other Lists	11
Party or Parties	Preamble
Private	Preamble
Private Shares	Recitals
Public Software	6.12(j)
Registered Intellectual Property	6.12(i)
Release Date	2.6
Requisite Votes	6.1(d)
Restriction Period	2.5
SDN List	11
SEC	4.6
SEC Documents	4.6
Seller Indemnification Event	10.2(a)
Seller or Sellers	Preamble
Sellers Representative	13.13(a)
Share Purchase	Recitals
Share Purchase Consideration	2.4(b)
Sub	Preamble
Sub Preference Shares	Recitals
Sub Shares	Recitals
Surviving Representations	10.1(a)
Tax Representations	10.1(a)
Tax Sharing Agreement	6.17(c)
Third Party Claim	10.4(a)
Total Earnout Shares	2.4(a)(i)(C)
Transaction	Recitals
U.S. Publicly-Traded Entity	11

1.3 Interpretation. In this Agreement, unless a clear contrary intention appears,

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement; and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”

(j) references to the term “federal law” shall mean the federal laws of Canada and the federal laws of the United States unless otherwise expressly provided; and

(k) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.4 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with United States Generally Accepted Accounting Principles (“GAAP”).

1.5 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

2. THE TRANSACTION; CLOSING

2.1 The Transaction

(a) The Share Purchase. At the Closing, subject to the terms and conditions of this Agreement, Sellers and Sub shall effect the Share Purchase; for greater certainty, Sellers shall sell, transfer and assign to Sub, and Sub shall purchase from Sellers, good and marketable title to all of the Company Shares held by Sellers, free and clear of all Security Interests, restrictions and claims or rights of another in exchange for the issuance by Sub of the Sub Preference Shares pursuant to the remainder of this Article 2.

(b) The Amalgamation. At the Closing and immediately following the Share Purchase, subject to the terms and conditions of this Agreement and the Amalgamation Agreement, and in accordance with the Act, Sub and the Company shall effect the Amalgamation by way of statutory amalgamation under the Act.

2.2 Closings; Effective Time.

(a) The closing of the Transaction (the “Closing”) shall take place at the offices of Davis LLP, 1 First Canadian Place, Suite 5600, PO Box 367, 100 King Street West, Toronto, ON M5X 1E2 at 10:00 a.m. (local time) on the first Business Day after the satisfaction or waiver of each of the conditions set forth in this Agreement, or at such other time, date and location as the Company and Buyer agree (the date on which the Closing occurs being the “Closing Date”).

(b) At the Closing, Sub and the Sellers will consummate the Share Purchase in accordance with the terms and conditions of this Agreement. Immediately following the consummation of the Share Purchase, upon and subject to the terms and conditions of this Agreement and the Act, the Articles of Amalgamation and any other filings required by the Act (the “Amalgamation Documents”) shall be filed to effect the Amalgamation, under which Sub and the Company will amalgamate and continue as Amalco.

(c) Private, in its capacity as the sole shareholder of Sub, hereby approves the Share Purchase and the Amalgamation. Each of the Sellers and Holdco, in their capacity as the owners of 100% of the outstanding shares of the Company, hereby approves the Share Purchase and the Amalgamation.

2.3 Effect of the Amalgamation. At the Effective Time:

(a) the amalgamation of the Company and Sub (the “Amalgamating Corporations”) and their continuance as one corporation, Amalco, under the terms and conditions prescribed in the Amalgamation Agreement shall be effective,

(b) the property of each of the Amalgamating Corporations shall continue to be the property of Amalco,

(c) Amalco shall continue to be liable for the obligations or each of the Amalgamating Corporations,

(d) any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Corporations shall be unaffected,

(e) any civil, criminal or administrative action or proceeding pending by or against either of the Amalgamating Corporations may be continued to be prosecuted by or against Amalco,

(f) any conviction against, or ruling, order or judgment in favor of or against, either of the Amalgamating Corporations may be enforced by or against Amalco,

(g) the Articles of Amalgamation of Amalco shall be deemed to be the articles of incorporation of Amalco and the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco,

(h) the by-laws of Sub shall be the by-laws of Amalco until repealed or amended in the normal manner provided for in the Act,

(i) the board of directors of Amalco shall consist of those individuals listed as such in the Amalgamation Agreement, and

(j) the officers of Amalco shall consist of those individuals listed as such in the Amalgamation Agreement.

2.4 Conversion of Shares.

(a) Amalgamation Consideration; Adjustments.

(i) The “Amalgamation Consideration” shall be an aggregate of 6,000,000 Amalco Preference Shares (subject to adjustment as set forth in Section 2.4(a)(ii) below), consisting of the following:

(A) an aggregate of 3,300,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 55% of the adjusted Amalgamation Consideration), to be issued pursuant to Section 2.4(c)(i) and Section 2.5 of this Agreement, subject to adjustment as provided in this Agreement (the “Closing Shares”);

(B) an aggregate of 600,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 10% of the adjusted Amalgamation Consideration), to be issued pursuant to Section 2.4(c)(ii) and Section 2.6 of this Agreement, subject to adjustment as provided in this Agreement (the “Initial Deferred Shares”); and

(C) an aggregate of 2,100,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 35% of the adjusted Amalgamation Consideration), to be issued pursuant to Section 2.4(c)(ii) and Section 2.7 of this Agreement, subject to adjustment as provided in this Agreement (the “Total Earnout Shares”).

The Closing Shares, the Initial Deferred Shares and the Total Earnout Shares shall be referred to herein collectively as the “Amalgamation Consideration Shares.”

(ii) The aggregate Amalgamation Consideration shall be subject to adjustment as follows:

(A) if the Settlement Price exceeds $1.25 (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Private Shares), the Amalgamation Consideration shall be reduced to a number of Amalco Preference Shares equal to $7,500,000 divided by the Settlement Price;

(B) if the Settlement Price is less than $0.60 (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Private Shares), the Amalgamation Consideration shall be adjusted as is mutually agreed upon in writing by Buyer and the Company; and

(C) if the Company’s trailing 12 month revenue as of June 30, 2009 as reflected in or derived from the Financial Statements is less than $7,250,000, the Amalgamation Consideration shall be reduced by 0.8 Amalco Preference Shares for each $1.00 of shortfall in addition to any adjustments referenced in clauses (A) and (B) above.

(b) Share Purchase. At the Closing of the Share Purchase, each issued and outstanding Company Share will be purchased by Sub from the Sellers in exchange for the right to receive the following, subject to the adjustments and payable in the manner set forth in this Agreement (the “Share Purchase Consideration”):

(i) Closing Shares. The number of Sub Preference Shares equal to the Pro Rata multiplied by 3,300,000 Sub Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), a number of Sub Preference Shares equal to the number of adjusted Closing Shares), which Sub Preference Shares shall be issued and delivered at Closing;

(ii) Initial Deferred Shares.

(A) That number of Sub Preference Shares equal to the Pro Rata multiplied by 300,000 Sub Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), a number of Sub Preference Shares equal to one half of the number of adjusted Initial Deferred Shares), which shall be issued by Sub to the Sellers on the first anniversary of the Closing Date in accordance with Section 2.6 below; and

(B) That number of Sub Preference Shares equal to the Pro Rata multiplied by 300,000 Sub Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), a number of Sub Preference Shares equal to one half of the number of adjusted Initial Deferred Shares), which shall be issued by Sub to the Sellers on the second anniversary of the Closing Date in accordance with Section 2.6 below; and

(iii) Total Earnout Shares. That number of Sub Preference Shares equal to the Pro Rata multiplied by 2,100,000 Sub Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), a number of Sub Preference Shares equal to the number of adjusted Total Earnout Shares), payable following Closing on the terms and subject to the conditions contained in Section 2.7 below and the Earnout Schedule.

(c) Amalgamation. At the Effective Time, without any further action on the part of the Company, Sub or Amalco, the outstanding Sub Shares shall be cancelled and replaced with the right to receive the following, subject to the adjustments and payable in the manner set forth in this Agreement:

(i) each outstanding Sub Preference Share shall be cancelled and replaced by one Amalco Preference Share;

(ii) each right to receive a Sub Preference Share (whether in respect of an Initial Deferred Share or an Earnout Share) shall be cancelled and replaced by the right to receive one Amalco Preference Share; and

(iii) each outstanding Sub Common Share will be cancelled and replaced by one Amalco Common Share.

(d) No Further Rights. All Sub Shares, when cancelled in accordance with this Section 2.4, shall no longer be outstanding and shall automatically be canceled and retired, and each holder thereof shall cease to have any rights with respect thereto, except, with respect to the Sub Preference Shares, the right to receive a portion of the Amalgamation Consideration in accordance with the terms hereof. At the Effective Time, the share transfer books of the Company shall be closed, and no transfer of Sub Shares shall be made thereafter, except to reflect the transactions contemplated by this Agreement. If, after the Effective Time share certificates are presented to Amalco or Buyer, they shall be canceled and exchanged as provided for in this Agreement.

2.5 Delivery of Closing Shares. At and after the Effective Time, Amalco will make available, and Sellers shall be entitled to receive, the Closing Shares. Neither the Closing Shares nor the Private Shares issuable upon exchange thereof shall be transferred to any third party by the Sellers or otherwise mortgaged, charged, pledged or encumbered until the first anniversary of the Closing Date (the “Restriction Period”), subject to the provisions of Section 10.7. Certificates evidencing the Closing Shares and/or the Private Shares issuable upon exchange thereof shall bear an appropriate legend to reflect these restrictions, including the provisions of Section 10.7, during the time these restrictions are in effect. Upon the expiration of the Restriction Period Sellers shall promptly submit certificates containing such legends to Buyer or Amalco, as applicable, and, subject to the provisions of Section 10.7, including provisions entitling Buyer to hold back Amalgamation Consideration Shares, Buyer or Amalco, as applicable, shall promptly send by overnight courier replacement certificates free of such legends.

2.6 Delivery of Initial Deferred Shares. One half of the Initial Deferred Shares shall be issued by Amalco to the Sellers on the first anniversary of the Closing Date and one half the Initial Deferred Shares shall be issued by Amalco to the Sellers on the second anniversary of the Closing Date (each of such dates, a “Release Date”), provided, however that if, as of the applicable Release Date, an Indemnification Event in excess of the applicable Indemnification Threshold has occurred in respect of such Seller, then the number of Initial Deferred Shares to be so delivered shall be reduced in accordance with the provisions of Section 10.7.

2.7 Determination and Payment of Earnout Shares.

(a) Number of Earnout Shares.

(i) The Earnout Shares shall be payable to the Sellers based upon their aggregate Pro Rata interest in the Company Shares as of the Closing, when, as and in the amounts provided in this Section 2.7, not to exceed the Total Earnout Shares, in the aggregate.

(ii) For the fiscal quarter of Private ended December 31, 2009, the fiscal years of Private ended December 31, 2010 and 2011 and the first three fiscal quarters of Private for the fiscal year of Private ended December 31, 2012 (each, an “Earnout Period”, and together the “Earnout Periods”) in which the Actual EBITDA of the Online Media Business for such Earnout Period equals or exceeds the Target EBITDA for such Earnout Period, Sellers, subject to subsection (iv) below, shall be entitled to receive a portion of the Total Earnout Shares equal to the Annual Maximum Earnout Shares for such Earnout Period. The Annual Maximum Earnout Shares shall consist solely of:

(A) for the 2009 Earnout Period: 175,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 8.33% of the Total Earnout Shares) (the “2009 Maximum Earnout Shares”);

(B) for the 2010 Earnout Period: 700,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 33.33% of the Total Earnout Shares) (the “2010 Maximum Earnout Shares”);

(C) for the 2011 Earnout Period: 700,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 33.33% of the Total Earnout Shares) (the “2011 Maximum Earnout Shares”); and

(D) for the 2012 Earnout Period: 525,000 Amalco Preference Shares (or, if the Amalgamation Consideration is adjusted pursuant to Section 2.4(a)(ii), 25% of the Total Earnout Shares) (the “2012 Maximum Earnout Shares”).

(iii) In any Earnout Period in which the Actual EBITDA is less than the Target EBITDA, Sellers shall be entitled to receive in such Earnout Period a number of Earnout Shares determined by dividing the Actual EBITDA for such Earnout Period by the Target EBITDA for such Earnout Period (the “Earnout Share Ratio”) and multiplying such Earnout Share Ratio for such Earnout Period by the Annual Maximum Earnout Shares for such Earnout Period.

(iv) If in the 2009, 2010, 2011 or 2012 Earnout Periods the Actual EBITDA is less than the Target EBITDA, then for purposes of determining the number of Earnout Shares available for distribution in the subsequent Earnout Period(s), and notwithstanding the provisions of Section 2.7(a)(ii) above, if and to the extent that Actual EBITDA exceeds the Target EBITDA in a subsequent Earnout Period, the Sellers shall be entitled to receive in respect of such subsequent Earnout Period, Earnout Shares as follows:

(A) For the 2010 Earnout Period: The lesser of (1) the number of Earnout Shares determined by multiplying the Earnout Share Ratio for the 2010 Earnout Period by the 2010 Maximum Earnout Shares, and (2) the sum of the 2009 Maximum Earnout Shares and the 2010 Maximum Earnout Shares less the number of Earnout Shares paid in respect of the 2009 Earnout Period, and

(B) For the 2011 Earnout Period: The lesser of (1) the number of Earnout Shares determined by multiplying the Earnout Share Ratio for the 2011 Earnout Period by the 2011 Maximum Earnout Shares, and (2) the sum of the 2009 Maximum Earnout Shares, 2010 Maximum Earnout Shares and 2011 Maximum Earnout Shares less the number of Earnout Shares paid in respect of the 2009 and 2010 Earnout Periods.

(C) For the 2012 Earnout Period: The lesser of (1) the number of Earnout Shares determined by multiplying the Earnout Share Ratio for the 2012 Earnout Period by the 2012 Maximum Earnout Shares, and (2) the Total Earnout Shares less the number of Earnout Shares paid in respect of the 2009, 2010 and 2011 Earnout Periods.

(b) Earnout Determination Procedure.

(i) Within ninety (90) days after the end of each Earnout Period, Buyer shall deliver to Sellers Representative a schedule setting forth in reasonable detail its calculation of the Actual EBITDA for such Earnout Period. The Sellers Representative shall have a thirty (30) day period to review the Buyer’s calculation of the Actual EBITDA. If Sellers Representative disputes Buyer’s calculation of the Actual EBITDA, Sellers Representative shall deliver a written notice (“EBITDA Dispute Notice”) to Buyer within such thirty (30) day period. Sellers Representative shall set forth in detail in the EBITDA Dispute Notice the basis for its disagreement with the Buyer’s calculation of the Actual EBITDA. If Sellers Representative fails to deliver the EBITDA Dispute Notice within the thirty (30) day period, Sellers Representative shall be deemed to have agreed to the given calculation delivered by Buyer, which calculation shall be final, conclusive and binding upon all of the parties hereto. If Sellers Representative disputes the calculation of the Actual EBITDA within the thirty (30) day period, the parties will in good faith attempt to jointly resolve any dispute during the thirty (30) day period following the delivery of the EBITDA Dispute Notice. If Buyer and Sellers Representative can resolve their dispute and agree upon the calculation of the Actual EBITDA, they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the parties. If Buyer and Sellers Representative cannot resolve the dispute to their mutual satisfaction, Buyer and Sellers Representative shall engage the Independent Accountant to determine the appropriate amount of Actual EBITDA consistent with this Agreement. Each of Buyer and Sellers shall provide the Independent Accountant such of their respective work papers as may be requested by the Independent Accountant. The Independent Accountant shall be requested to complete its engagement within forty-five (45) days of being retained by Buyer and Sellers. The determination of the Independent Accountant shall be final, binding and conclusive upon the parties. All expenses relating to the engagement of the Independent Accountant shall be borne by (1) the Buyer if the Actual EBITDA contained in the final determination of the Independent Accountant is closer to the Actual EBITDA contained in the EBITDA Dispute Notice than the Actual EBITDA contained in the Earnout Schedule, (2) the Sellers if the Actual EBITDA contained in the final determination of the Independent Accountant is closer to the Actual EBITDA contained in the Earnout Schedule than the Actual EBITDA contained in the EBITDA Dispute Notice, and (c) equally by the Buyer, on one hand, and the Sellers, on the other hand, if the Actual EBITDA contained in the EBITDA Dispute Notice and the Actual EBITDA contained in the Earnout Schedule are equally close to the Actual EBITDA contained in the final determination of the Independent Accountant.

(ii) Buyer shall afford Sellers Representative and his advisers and representatives, upon request, reasonable access to its reasonably available books and records and appropriate financial personnel for purposes relating to the determination of Actual EBITDA, provided that such access shall be limited to that portion of the books and records that relate to the calculation of Actual EBITDA and provided further that prior to granting such access, Sellers Representative shall have entered into a confidentiality agreement on terms and conditions reasonably satisfactory to Buyer.

(iii) Upon the final, conclusive and binding determination of the Actual EBITDA in accordance with this Section 2.7(b), Buyer shall promptly (and no later than five (5) Business Days thereafter) cause to be delivered to Sellers Representative certificates evidencing the appropriate number of Earnout Shares, registered in the names of the Sellers, subject to the provisions of Section 10.7.

(c) Covenant of Buyer re Online Media Business. Following the Closing and throughout the Earnout Periods, Buyer will provide commercially reasonable levels of sales, technical, administrative and marketing resources and support for the Online Media Business in light of market demand, customer requirements, product sales, product margins, competitive concerns and other relevant considerations, as determined by Buyer from time to time in the good faith discretion of Buyer. Nothing in this Agreement shall prohibit Buyer nor any of its subsidiaries from taking any actions with respect to the business of the Online Media Business in good faith and which are commercially reasonable, including adjusting or deferring sales, marketing, new product or new business development efforts, adjusting the number of personnel, deferring the execution or implementation of agreements, or reallocating funds from the Online Media Business to other areas of Buyer’s business. For the avoidance of doubt, Buyer shall be entitled to take into account the goals and objectives of Private and its subsidiaries as a whole in determining commercially reasonable levels of support for the Online Media Business. Notwithstanding anything to the contrary in this Agreement, if, prior to the last day of any Earnout Period, Buyer and/or its subsidiaries sells to a third party all or a substantial portion of Buyer’s business or there is otherwise a Change in Control Event, in either case which results in a material change of operation of the Online Media Business, the remaining unearned amount of the Total Earnout Shares shall be deemed earned and shall be immediately payable to the Sellers without regard to the Target EBITDA, subject to the provisions of Section 10.7. For purposes of this Section 2.7, “Change in Control Event” means Berth Milton shall cease to own, directly or indirectly, at least 30% of the outstanding Private Shares.

2.8 Tax Election. The Parties hereby agree to jointly elect under the Subsection 85(1) of the Income Tax Act (Canada) (the “ITA”) that the Sellers’ proceeds of disposition of the Company Shares and the cost to Sub of the Company Shares shall be equal to an amount agreed upon by the Parties within the limits of Subsection 85(1) of the ITA. Any penalty attributable to the late filing of such elections shall be payable by the Sellers.

2.9 No Fractional Shares. No certificate or scrip representing fractional Amalco Preference Shares shall be issued upon the surrender of share certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Amalco. The holder of Sub Preference Shares exchanged pursuant to the Amalgamation who would otherwise be entitled to receive a fraction of an Amalco Preference Share (after taking into account all certificates evidencing Sub Preference Shares delivered by such holder) shall not receive any additional consideration therefor and any such fractional share interest shall be cancelled and extinguished at the Closing.

2.10 Lost, Stolen or Destroyed Certificates. In the event any share certificates for Company Shares are lost, stolen or destroyed, Sub or Amalco will issue in exchange for such lost, stolen or destroyed share certificates, upon the making of an affidavit of that fact by the holder thereof and the other deliveries required above, the applicable Amalgamation Consideration; provided, however, that Sub or Amalco may, in their sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed share certificate to deliver an indemnity in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the share certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. Each of Private, Sub, Amalco and the Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Share Purchase and the Amalgamation in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Amalco with full right, title and possession to all the property, rights, privileges, power and franchises of the Company or Sub, the officers and directors of the Company and Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

3. REPRESENTATIONS AND WARRANTIES – GENERAL

Each of the Parties represents and warrants that the respective statements made by such Party in Sections 4, 5 and 6 are correct and complete as of the date of this Agreement, except as expressly limited by a particular representation or warranty or as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty (unless the representation or warranty has to do with the existence of the document or other item itself ) and, further, the disclosure of an item in one section of the Disclosure Schedule shall not be deemed a disclosure of such item in any other section of the Disclosure Schedule unless either referred to specifically in such other section or such cross reference can reasonably be inferred when taking into consideration the item being disclosed, the content of such disclosure and the representation and warranty to which such disclosure relates. The Disclosure Schedule will be arranged in sections (and paragraphs) corresponding to the numbered and lettered sections (and paragraphs) of this Agreement. Notwithstanding anything to the contrary contained herein, the disclosure of an exception by one Party shall mean that the disclosing Party has been relieved from its obligations described in Article 10 hereof with respect to such disclosure, unless the Parties specify otherwise in the Disclosure Schedule or in Article 10 hereof.

4. REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

Buyer and Sub, jointly and severally, represent and warrant to the Company and the Sellers as follows:

4.1 Organization and Good Standing.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has delivered to the Sellers copies of its Organizational Documents, and all such copies are true and correct copies of such documents. Buyer has full corporate power and authority to carry on its business as presently conducted, and to own and use the properties owned and used by it. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect.

(b) Sub is a corporation duly organized, validly existing and in good standing under the laws of Canada. Buyer has delivered to the Sellers copies of Sub’s Organizational Documents, and all such copies are true and correct copies of such documents. Sub has full corporate power and authority to carry on its business as presently conducted, and to own and use the properties owned and used by it. Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect.

4.2 Authorizations. Each of Buyer and Sub has full corporate power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by it as contemplated hereunder, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Sub of this Agreement and all other documents and agreements to be executed by it as contemplated hereunder, and the performance of their obligations hereunder and thereunder have been duly and validly authorized, and no other proceedings on the part of Buyer or Sub are necessary for the execution and delivery of this Agreement and all other documents and agreements to be executed by it as contemplated hereunder, and, except for filings required to effect the Amalgamation under the Act, the performance of their obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by Buyer and/or Sub as contemplated hereunder constitute the valid and legally binding obligations of such Party enforceable against it in accordance with their terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.3 Noncontravention. The execution and delivery of this Agreement by Buyer and Sub, and all other documents and agreements to be executed by it as contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any Legal Requirement to which Buyer or Sub is subject, (b) violate any provision of any of Buyer’s or Sub’s Organizational Documents or any resolution adopted by their governing body, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Sub is a party, or by which it is bound, or to which any of its assets are subject (or result in the imposition of any Security Interest upon any such assets). Except for filings required to effect the Amalgamation under the Act or as described in this Agreement, neither Buyer nor Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4 Share Purchase Consideration/Amalgamation Consideration Shares.

(a) The Sub Preference Shares to be issued to Sellers as the Share Purchase Consideration pursuant to this Agreement are duly authorized and, when issued, shall be validly issued, fully paid and non-assessable. Sub has sufficient authorized but unissued Sub Preference Shares to issue the Sub Preference Shares constituting the Share Purchase Consideration.

(b) The Amalgamation Consideration Shares to be issued to Sellers by Amalco are duly authorized and, when issued, shall be validly issued, fully paid and non-assessable. Amalco will have sufficient authorized but unissued Amalco Preference Shares to issue the Amalgamation Consideration Shares.

(c) The Private Shares to be issued to Sellers by Buyer upon exchange of the Amalgamation Consideration Shares have been duly approved by all necessary corporate action of Private and upon such issuance, the Private Shares will be validly issued, fully paid and non-assessable.

(d) Buyer:

(i) has sufficient authorized but unissued Private Shares to issue the Private Shares issuable upon exchange of the Amalgamation Consideration Shares;

(ii) will, following the Release Dates, have sufficient authorized but unissued Private Shares to issue the shares (if any) issuable upon exchange of the Initial Deferred Shares or any portion thereof; and

(iii) will, following each of the Earnout Periods, have sufficient authorized but unissued Private Shares to issue the Earnout Shares (if any) to be issued to Sellers during each Earnout Period.

(e) The form and terms of the certificates representing the Amalgamation Consideration Shares will be approved and adopted by the directors of Amalco, and will conform with all Legal Requirements relating thereto. The form and terms of the certificates representing the Private Shares has been approved and adopted by the directors of Private and conforms with all Legal Requirements relating thereto.

(f) Subject in part to the truth and accuracy of each Seller’s representations set forth in Section 5.5 of this Agreement, the offer, sale and issuance to Sellers:

(i) by Sub of the Sub Preference Shares to Sellers;

(ii) by Amalco of the Amalgamation Consideration Shares; and

(iii) by Private of the Private Shares upon exchange of the Amalgamation Consideration Shares,

in each case as contemplated by this Agreement, will be made in compliance with all Legal Requirements relating thereto and are exempt from the registration requirements of the Securities Act, and from the prospectus and registration requirements of the securities laws of the Province of Ontario.

4.5 Investment Intent. Buyer is acquiring the Company Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) of such Company Shares. Buyer has sufficient knowledge and experience in financial and business matters and investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof. Buyer has performed its own due diligence and is not relying on any representation or warranty other than as made in this Agreement.

4.6 SEC Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly and other report, proxy statement and registration statement filed by Buyer with the Securities and Exchange Commission (the “SEC”) since January 1, 2008 (the “SEC Documents”) is available on the website maintained by the SEC at www.sec.gov. Since January 1, 2008, Buyer has in all material respects filed with the SEC all reports and proxy statements required to be filed by it pursuant to the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. As of their respective filing dates, (and if amended or superseded by a filing prior to the date of this Agreement, the date of such filing) the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a subsequently filed SEC Document filed prior to the date of this Agreement. The consolidated financial statements of Buyer included in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year end audit adjustments). Buyer does not intend to correct or restate any aspect of, nor is there any basis for any correction or restatement of in any material respect the consolidated financial statements of Buyer included in the SEC Documents.

4.7 Litigation. Other than as disclosed in the SEC Documents, there is no action pending or, to the Knowledge of Buyer, threatened against Buyer or any of its subsidiaries, or, to the Knowledge of Buyer, any investigation by any governmental entity or other third party, against Buyer or any of its subsidiaries, in each case, other than those that are not reasonably expected to have a Material Adverse Effect on Buyer.

5. CERTAIN REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, for himself and for no other Seller, represents and warrants to Buyer and Sub as follows:

5.1 Ownership of Company Shares. Such Seller holds of record and owns legally and beneficially the number of Company Shares set forth next to such Seller’s name on the signature page hereof, such Company Shares are free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, liens, claims and demands, and such Seller is the sole legal and beneficial owners of such Company Shares. Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of Company Shares. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares. At the Closing, Sub shall acquire good and marketable title to the Company Shares, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, liens, claims and demands.

5.2 Authorization of Transaction. Such Seller has full power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by such Seller as contemplated hereunder, and to perform such Seller’s obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by such Seller as contemplated hereunder constitute valid and legally binding obligations of such Seller enforceable against such Seller in accordance with their terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

5.3 Noncontravention. The execution and delivery of this Agreement and all other documents and agreements to be executed by such Seller as contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any Legal Requirement to which such Seller is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any material agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party, or by which he is bound, or to which any of his assets is subject. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or other third party, in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4 Litigation. Such Seller (a) currently is not subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is not a party or, to the Knowledge of such Seller, is not presently threatened to be made a party, to any action, claim, suit or proceeding, or has received notice of any hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, which in any such case relates to (i) the transactions contemplated hereunder or (ii) any action taken or contemplated by such Seller in connection with the consummation of the transactions contemplated hereunder.

5.5 Investment. Each Seller (i) is acquiring its portion of the Exchangeable Shares constituting the Share Purchase Consideration, (ii) upon cancellation and replacement of such Exchangeable Shares with the Amalgamation Consideration Shares in the Amalgamation, will acquire its portion of the Amalgamation Consideration Shares and (iii) upon exchange of the Amalgamation Consideration Shares for Private Shares, will acquire its portion of such Private Shares pursuant to the following terms:

(a) Such Seller is acquiring the shares for such Seller’s own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) of such shares.

(b) Such Seller has been advised by Buyer and its representatives that: (i) neither the offer nor sale of such shares has been registered under the Securities Act, and the rules and regulations in effect thereunder, or any state securities or “blue sky” laws; (ii) each of such shares is characterized as a “restricted security” under the Securities Act inasmuch as it is being acquired from Buyer in a transaction not involving a public offering and that each of such shares must be held indefinitely, and such Seller must continue to bear the economic risk of complete loss of the investment in such shares unless the offer and sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available and all applicable state securities or “blue sky” laws are complied with; (iii) when and if such shares may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule; (iv) if the Rule 144 exemption is not available, public offer or sale of such shares without registration will require the availability of another exemption under the Securities Act; and (vii) a restrictive legend shall be placed on the certificates evidencing such shares; and (viii) a notation may be made in the appropriate records of Buyer indicating that such shares are subject to restrictions on transfer.

(c) Such Seller (i) has been afforded the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Buyer concerning an investment in such shares and the merits and risks of investing in such shares, and the nature of Buyer’s business operations, management personnel, business strategy and capital structure, and (ii) acknowledges receipt of the information referred to in Section 5.6 and acknowledges that such information is sufficient to enable such Seller to evaluate this investment in such shares.

(d) Such Seller understands that an investment in such shares is speculative and involves a high degree of risk.

(e) Such Seller has sufficient knowledge and experience in financial and business matters and investing in companies similar to Buyer and Sub so as to be able to evaluate the risks and merits of its investment in Buyer and Sub and it is able financially to bear the risks thereof, has adequate means of providing for his current financial needs and possible contingencies that may face him and has no need for liquidity in its investment in Buyer and Sub.

(f) Such Seller further represents that he does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to any of the shares being acquired under this Agreement.

(g) Such Seller is a resident of or is domiciled in Canada, and is not a U.S. Person, and is not acquiring such shares of for the account or benefit or any U.S. Person.

(h) Each of the Sellers has not been provided with a prospectus or an offering memorandum in connection with the acquisition by each of them of the Sub Preference Shares, the Amalgamation Consideration Shares and the Private Shares and execution of this Agreement. Each of the Sellers has been independently advised as to and is aware of the resale restrictions under applicable securities laws with respect to the Sub Preference Shares, the Amalgamation Consideration Shares and the Private Shares.

5.6 Buyer’s Information. Each Seller acknowledges that Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Reports on Form 10-Q and Interim Reports on Form 8-K filed since December 31, 2008 are available to them.

6. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND SELLERS

Sellers, severally and not jointly, and the Company, make the following representations and warranties to Buyer and Sub:

6.1 Organization, Qualification and Corporate Power.

(a) The Company is duly organized, validly existing, and in good standing under the laws of the province of Ontario. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Sellers have made available to Buyer the Organizational Documents of the Company and the Company Subsidiaries and the Company’s minute books (containing the records of meetings of the stockholders, the Board of Directors, and any committees of the Board of Directors); and stock certificate and stock record books; and all of such documents and records are correct and complete in all material respects. Neither the Company nor any Company Subsidiary is in default under, or in violation of any provision of, its Organizational Documents.

(b) The Company and each Company Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect, and Section 6.1(b) of the Disclosure Schedule sets forth each such jurisdiction. The Company and each Company Subsidiary has full corporate power and authority to carry on its business as presently conducted, and to own and use the properties owned and used by it.

(c) Section 6.1(c) of the Disclosure Schedule lists the officers and directors of the Company and each of the Company Subsidiaries.

(d) The Company has full power and authority to execute and deliver all documents and agreements to be executed by the Company as contemplated hereunder, and to perform its obligations thereunder. The execution and delivery by the Company of the documents and agreements to be executed by it as contemplated hereunder, and the performance of its obligations thereunder, have been duly and validly authorized by the Company, and no other proceedings on the part of the Company are necessary for the execution and delivery of the documents and agreements to be executed by the Company as contemplated hereunder, and the performance of its obligations thereunder. The affirmative votes of the holders of two-thirds of the issued and outstanding Company Shares (collectively, the “Requisite Vote”) are the only votes of the holders of the Company Shares necessary under all applicable Laws and the Company Organizational Documents to approve the Transaction, this Agreement and all other agreements, transactions and actions contemplated hereby and thereby, and the Company has obtained the Requisite Vote. All documents and agreements to be executed by the Company as contemplated hereunder constitute the valid and legally binding obligations of the Company enforceable in accordance with their terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

6.2 Capitalization. The Sellers and Holdco are the sole legal and beneficial owners of 100% of the issued and outstanding shares in the capital of the Company, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. All of the Company Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by Sellers and Holdco. The Company Shares represent the entire issued and outstanding shares and other equity securities of the Company. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its shares, (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, or (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of the shares of the Company. The Company has no subsidiaries or equity interests in any Person other than the Company Subsidiaries. The Company owns 100% of the issued and outstanding shares of each Company Subsidiary, free and clear of any Security Interests, commitments, equities, claims and demands. Sureflix Digital Logistics, Inc. has conducted no business and has no assets, liabilities or obligations, known or unknown, contingent or otherwise. The Company is a “private issuer” as defined in Section 2.4 of National Instrument 45-106.

6.3 Noncontravention. The execution and delivery of all documents and agreements to be executed by the Company as contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, will not (except, in the case of clauses (a) and (b) only, as will not have a Material Adverse Effect) (a) violate any Legal Requirement to which the Sellers, the

Company or any Company Subsidiary is subject, (b) violate any provision of the Organizational Documents of the Company, or any resolutions adopted by the Board of Directors of the Company, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Material Agreement, or contract to which the Company or any Company Subsidiary is a party, or by which it is bound, or to which any of its assets is subject (or result in the imposition of any Security Interest upon any such asset). Neither the Company nor any Company Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

6.4 Broker’s Fees. As of the date of this Agreement, neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereunder. Effective as of the Effective Time, neither the Company nor any Company Subsidiary shall have any liability, obligation or expense to any broker, finder or agent with respect to the transactions contemplated hereunder.

6.5 Predecessors, Partnerships, Subsidiaries and Affiliates. With the exception of Holdco and Entruphema Inc., the Company does not have any predecessor corporation, partnership or other entity, through merger, amalgamation, consolidation or otherwise. The Company has not ever owned any subsidiary other than the Company Subsidiaries, nor has it been a member of a partnership or joint venture, nor has it ever had any Affiliate, other than Sellers or the Company Subsidiaries, nor has it ever invested in the equity capital of any entity.

6.6 Financial Statements.

(a) Attached hereto as Exhibit E are the following financial statements:

(i) the consolidated balance sheet for the Company as of December 31, 2008, and the related statements of income, retained earnings and cash flows for the year ending on such date (the “2008 Audited Financial Statements”), audited by Collins Barrow Toronto LLP, the Company’s independent accountants registered with the International Accounting Standards Board (“IASB”), together with their report thereon, prepared in accordance with GAAP and are compliant with the rules and regulations of the SEC and the Exchange Act; and

(ii) the consolidated balance sheet for the Company as of June 30, 2009 (the “Balance Sheet Date”), and the related statements of income and retained earnings for the six (6) months ending on such date (the “2009 Reviewed Interim Financial Statements”), reviewed by Collins Barrow Toronto LLP, together with their report thereon, prepared in accordance with GAAP. The 2008 Audited Financial Statements and the 2009 Reviewed Interim Financial Statements are collectively referred to as the “Financial Statements.”

(b) The Financial Statements (including the notes thereto, if any) (i) present fairly the financial condition and the results of operations of the Company and the Company Subsidiaries as of, and for the periods ending on, the dates thereof, (ii) are in all material respects correct and complete, (iii) are consistent with the books and records of the Company (which books and records are materially correct and complete), and (iv) reflect all assets and liabilities and items of revenue and expense of the Company and the Company Subsidiaries as of, and for the periods ending on, the dates thereof. The Financial Statements are prepared in accordance with GAAP, consistently applied from period to period, except that the Interim Financial Statements are subject to normal year-end adjustments, which will not have a Material Adverse Effect on the Company or the Company Subsidiaries, individually or in the aggregate.

(c) All reserves that are set forth in or reflected in the 2009 Reviewed Interim Financial Statements have been established in accordance with GAAP. As at the dates of the 2009 Reviewed Interim Financial Statements, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5, issued by the Financial Accounting Standards Board in March 1975), that are not adequately provided for in the balance sheets as at the dates of the 2009 Reviewed Interim Financial Statements as required by Statement No. 5.

(d) The Company has not had any material dispute with its accountants or auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year.

6.7 Licenses and Permits. The Company and the Company Subsidiaries hold all licenses and permits necessary for each of the Company and the Company Subsidiaries to operate their businesses as presently conducted except where the failure to hold a license or permit would not have a Material Adverse Effect. Section 6.7 of the Disclosure Schedule sets forth all material licenses and permits held by the Company and the Company Subsidiaries. Such licenses and permits are in good standing, and there are no disciplinary proceedings pending with respect to the Company and the Company Subsidiaries or, to the Knowledge of Sellers or the Company, threatened, before any governmental department or other regulatory agency or group.

6.8 Title to Assets.

(a) The Company and each Company Subsidiary has good and marketable title to, or in the case of leased property, a valid and effective leasehold interest in, the tangible assets which are used by the Company and the Company Subsidiaries, located on its premises, shown on the Interim Balance Sheet, or acquired or accrued thereafter through the Closing Date (except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet).

(b) All of the tangible assets referred to in Section 6.8(a) are free and clear of all Security Interests, and neither the Company nor any Seller has knowledge of any dispute or claim made by any other Person concerning any such right, title and interest in such assets.

(c) Section 6.8(c) of the Disclosure Schedule sets forth a true and complete list and description of the tangible personal property with an individual original cost of $5,000 or more used or held by the Company that is owned or leased by the Company. None of the Company Subsidiaries owns any tangible personal property.

(d) Section 6.8(d) of the Disclosure Schedule sets forth a true and complete list of all real property leased, licensed to or otherwise used or occupied by the Company. None of the Company Subsidiaries owns real property.

6.9 Accounts Receivable. All accounts receivable of the Company and each Company Subsidiary are valid, bona fide, and collectible receivables, net of any recorded reserves for bad debts, created in the Ordinary Course of Business, and not subject to any setoff or counterclaim. The uncollected balance of the receivables identified in Section 6.9 of the Disclosure Schedule (if any) will be recorded as doubtful in the Company’s financial statements as of December 31, 2009. All accounts receivable will be collected within six (6) months of the Closing Date in accordance with their terms at their recorded amounts, net of any reserve for bad debts that are reflected in the 2009 Reviewed Interim Financial Statements. Neither the Company nor any Seller has Knowledge of any dispute or claim made by another Person concerning any such receivable. None of the accounts receivable are from any Affiliate or Family Affiliates of any Seller, the Company or the Company Subsidiaries.

6.10 Condition of Assets. The Company and each Company Subsidiary owns or leases all office space, equipment and other tangible assets which are reasonably necessary for the conduct of the Company’s Business as presently conducted. Each such tangible asset is in all material respects in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

6.11 Bank Accounts. Section 6.11 of the Disclosure Schedule lists all banks or other financial institutions with which the Company or any Company Subsidiary has an account or maintains a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto. The Company has furnished to Buyer true and complete copies of any agreements setting forth the terms of any lines of credit available to the Company or any Company Subsidiary. As of the date of the 2009 Reviewed Interim Financial Statements, all accounts listed on Section 6.11 of the Disclosure Schedule have been reconciled to the books and records of the Company in all material respects.

6.12 Intellectual Property. The representations and warranties set forth in this Section 6.12 are the only representations and warranties that Sellers and the Company make with respect to the Intellectual Property.

(a) Section 6.12(a)(i) of the Disclosure Schedule sets forth a list of the Domain Names, Patents, Software, Trademarks and registered or material Copyrights owned by the Company and each Company Subsidiary and, where appropriate, the application or registration date, application or registration number, and place of any application or registration thereof. Section 6.12(a)(ii) of the Disclosure Schedule sets forth a list of each contract relating to Intellectual Property of any other Person used or held by the Company and each Company Subsidiary (except for generally available commercial Software and so-called “shrink wrap” agreements). The

Company and each Company Subsidiary owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Intellectual Property owned or used by it. The Intellectual Property owned by or licensed to the Company and the Company Subsidiaries is sufficient for the conduct of the business of the Company and each Company Subsidiary as currently conducted.

(b) Except pursuant to a contract set forth on Section 6.12(a)(ii) of the Disclosure Schedule and except pursuant to contracts for generally available commercial Software or so-called “shrink wrap” agreements, all of the Intellectual Property used by the Company and each Company Subsidiary in the conduct of the Company’s Business is owned by the Company and the Company Subsidiaries, and the Company and each Company Subsidiary have the sole and exclusive right to use such Intellectual Property for the life thereof as currently conducted for any purpose, free from (i) any Security Interest and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Other than non-exclusive licenses of content to customers of the Company in the Ordinary Course of Business, neither the Company nor any Company Subsidiary has licensed or otherwise granted any right to any Person under any Intellectual Property owned or licensed to the Company or the Company Subsidiaries or has otherwise agreed not to assert any such Intellectual Property against any Person.

(c) No director, officer, shareholder, employee, consultant, contractor, agent or other representative of the Company or the Company Subsidiaries, nor any other third party, owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

(d) The Company and each Company Subsidiary has taken commercially reasonable efforts to protect and maintain the confidentiality of the Trade Secrets of the Company and each Company Subsidiary. Without limiting the generality of the foregoing, the Company or a Company Subsidiary has entered into confidentiality and nondisclosure agreements with all of its directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Company and the Company Subsidiaries sufficient to protect the confidentiality and value of such Trade Secrets, and, to the Knowledge of Sellers, there has not been any breach by any of the foregoing to any such agreement.

(e) Neither the Company nor any Company Subsidiary has received any actual notice of, nor does the Company or any Seller have Knowledge of any reasonable basis for, any allegation of, any infringement or misappropriation by, or conflict with, any third party’s Intellectual Property.

(f) To the Knowledge of the Company and the Sellers, neither the Company nor any Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property rights of any third party, and neither the Company nor any Seller has Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Company’s Business as presently operated.

(g) To the Knowledge of the Company and the Sellers, no third party is infringing, misappropriating or otherwise violating the Intellectual Property of the Company or any Company Subsidiary.

(h) The consummation of the transactions contemplated by this Agreement will not (i) adversely affect the right of the Company or any Company Subsidiary to continue to use its Intellectual Property or the Intellectual Property licensed by the Company or any Company Subsidiary from third parties, (ii) require the payment of new or additional fees on the part of the Company or any Company Subsidiary with respect to any Intellectual Property or (iii) result in or cause the grant to any third party of any rights under or related to any of the Intellectual Property of the Company or any Company Subsidiary.

(i) To the extent that the Company or any Company Subsidiary has applied for or registered any Intellectual Property with any Governmental Authority (“Registered Intellectual Property”), such Registered Intellectual Property has been duly and validly registered or filed, and any fees or actions that are necessary to maintain in force any such Registered Intellectual Property have been paid or taken. No Intellectual Property of the Company or any Company Subsidiary has been abandoned, expired or otherwise entered the public domain other than the expiration of Registered Intellectual Property at the end of its full statutory term.

(j) Section 6.12(j) of the Disclosure Schedule separately lists all Public Software (as defined below) that is or was used in connection with the Intellectual Property of the Company or any Company Subsidiary or Company products or services, other than Public Software used solely as an internal development tool and not incorporated into any Company products or otherwise distributed by the Company in any manner to a third party. No software covered by or embodying any Intellectual Property of the Company or any Company Subsidiary or Company product has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with, any Public Software in a manner which would require that such Intellectual Property of the Company or any Company Subsidiary or Company product (excluding the original Public Software) be disclosed or distributed in source code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (e.g., the Linux kernel) or licensed for use under “copyleft” (e.g., GNU’s GPL or LGPL) or similar licensing or distribution models.

(k) Neither Company nor any Company Subsidiary has collected or holds any personally identifiable information from any third parties except in accordance with Laws. The Company and the Company Subsidiaries have complied with all applicable Laws and the Company’s and the Company Subsidiaries’ internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or the Company Subsidiaries (the “Company Websites”) and (b) the collection, storage and transfer of any personally identifiable information collected by the Company or the Company Subsidiaries or by third parties having authorized access to the records of the Company or the Company Subsidiaries. Copies of all current and prior privacy policies of the Company and the Company Subsidiaries, including the privacy policies included in the Company Websites, are attached as Schedule 6.12(g) to the Disclosure Schedules. Each of the Company Websites and all materials distributed or marketed by the Company or the Company Subsidiaries have at all times made all disclosures to users or customers required by applicable Laws in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law.

6.13 Agreements, Contracts and Commitments.

(a) In this Agreement, “Material Agreement” means any contract (written or oral) which requires or may require the provision by the Company or any Company Subsidiary to any Person of goods or services, or the making of a financial obligation by the Company or any Company Subsidiary, in each case having a price or value in excess of $10,000 and which is non-terminable within sixty (60) days, and any other agreement described in clauses (i) through (xvi) below. Section 6.13 of the Disclosure Schedule discloses (and, in the case of an oral contract, also summarizes the material terms of) all Material Agreements relating to the property, assets or operations of the Company or the Company Subsidiaries, or the Company’s Business, or entered into in connection with carrying on the Company’s Business. Section 6.13 of the Disclosure Schedule also discloses all of the following contracts involving the Company or any Company Subsidiary (“Contracts”), all of which are deemed “Material Agreements” under this Agreement:

(i) any continuing contract for the purchase of assets, materials, supplies, equipment or services;

(ii) any employment or consulting contract or any other written or oral contract with any current or former officer, employee or consultant;

(iii) any profit sharing, bonus, commission, incentive, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(iv) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any commitment for charitable contributions or gifts (whether or not legally binding);

(vi) any contract for capital expenditures;

(vii) any contract for the sale of any assets, other than in the Ordinary Course of Business;

(viii) any contract pursuant to which the Company or any Company Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(ix) any contract pursuant to which the Company or any Company Subsidiary is a lessee, whether in respect of real or personal property;

(x) any contract (whether the Company or any Company Subsidiary is a beneficiary or obligor thereunder) relating to any non-competition or similar contract, or any confidentiality, secrecy or non-disclosure contract entered into other than in the Ordinary Course of Business;

(xi) any joint venture, profit or revenue sharing agreement, partnership agreement or other business combination;

(xii) any license, franchise, royalty or other agreement which relates in whole or in part to the Company’s or any Company Subsidiary’s owned or licensed-in Intellectual Property rights (except for (a) non-exclusive licenses of the Company’s Intellectual Property rights to a third party entered into in the Ordinary Course of Business and (b) licenses in of generally available commercial Software and so-called “shrink wrap” agreements);

(xiii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(xiv) any contract containing clauses that prohibit or restrict the Company or any Company Subsidiary from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting the Company or any Company Subsidiary from engaging in any business;

(xv) any contract entered into by the Company or any Company Subsidiary other than in the Ordinary Course of Business; and

(xvi) each other contract that is otherwise material to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Company or any Company Subsidiary.

(b) With respect to the Material Agreements and Contracts set forth in Section 6.13 of the Disclosure Schedules (or required to be set forth in Section 6.13 of the Disclosure Schedules): (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company or any Seller, any other party thereto, is in default under or in violation of any Material Agreement or Contract; (ii) no event has occurred which (with notice or lapse of time, or both) would constitute such a default or violation by the Company or any Company Subsidiary and, to the Knowledge of the Company and the Sellers, there is no such default or violation by the other party to any Material Agreement or Contract; (iii) neither the Company nor any Company Subsidiary has released any of its material rights under any Material Agreement or Contract; and (iv) true and complete copies have been provided to Buyer or its legal counsel.

6.14 Undisclosed Liabilities; Guaranties. Neither the Company nor any Company Subsidiary has any Indebtedness or liability, whether known or unknown (including, without limitation, any liability that may arise in the future from past errors, omissions or other events or existing circumstances or any liability which may arise under an alter ego, de facto control, de facto merger, amalgamation, successor, transferee or other similar theory or ground for liability), whether absolute, contingent, accrued or unaccrued or otherwise, except for (a) liabilities set forth in the 2009 Reviewed Interim Financial Statements, and those liabilities, if any, that are not required to be set forth in such 2009 Reviewed Interim Financial Statements but are described in Section 6.14 of the Disclosure Schedule, (b) liabilities which have arisen after the Balance Sheet Date and which are incurred in the Ordinary Course of Business, as to both type and dollar amount, and (c) liabilities which have been incurred pursuant to or in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Neither the Company nor any Company Subsidiary is a guarantor or liable for, or otherwise obligated to make whole or indemnify against, any liability or obligation of any other Person.

6.15 Litigation. Section 6.15 of the Disclosure Schedule sets forth each instance in which the Company or a Company Subsidiary (a) currently is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Knowledge of the Company or any Seller, is presently threatened to be made a party, to any action, suit or proceeding, or has received notice of any hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator.

6.16 Legal Compliance. The Company and each Company Subsidiary has materially complied with all laws and regulations applicable to providing Company’s Business and all other Legal Requirements. Neither the Company nor any Company Subsidiary has received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice that has been filed or commenced against it alleging any failure to so comply.

6.17 Tax Matters

(a) The Company and each Company Subsidiary has timely filed (including any applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. All amounts of Taxes due and owing by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been fully paid. The provision for Taxes on the Financial Statements reflect an adequate reserve for all Taxes payable by the Company and each Company Subsidiary for all taxable periods or portions thereof through the date of such financial statements, and no liability for Taxes has been incurred by the Company or any Company Subsidiary subsequent to such date except in the Ordinary Course of Business. The Company and each Company Subsidiary has made adequate and timely installment payments of all Taxes required to be made by it under applicable Tax Laws. Neither the Company nor any Company Subsidiary is required to pay Tax or to file any Tax Return in any Tax jurisdiction in which it does not file Tax Returns or has received a notice in that respect. Neither the Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to pay any Tax or to file any Tax Return.

(b) There are no contingent Tax liabilities or any grounds that could prompt an assessment or reassessment of the Company or any Company Subsidiary, including aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax Returns or any other related filings. There are no ongoing or pending Tax audits, dispute, claim, proceeding, examination or investigation concerning any Tax liability that has been raised by any Governmental Authority, against the Company or any Company Subsidiary and the Company has not been notified of any request for such an audit or other examination. There are no outstanding agreements or waivers extending the statute of limitations applicable to any Taxes or Tax Return of the Company for any period and no such agreement or waiver has been requested. All Tax Returns of the Company and each Company Subsidiary have been assessed. All deficiencies for Taxes asserted or assessed against the Company have been fully and timely paid, settled or properly reflected on the Company Financial Statements. There are no Security Interests for Taxes upon the assets, properties, earnings or business of the Company or any Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement (whether written or unwritten) (each, a “Tax Sharing Agreement”) and does not have any liability for the Taxes of any Person under Section 160 of the ITA, as a transferee or successor, by contract, or otherwise.

(d) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, directors, officers, independent contractor, creditor, past and present shareholder, or other third party, and has paid such amount when due, in the form required under applicable Laws, or has made adequate provision for the payment of such amounts to the proper receiving authorities, and has complied in all material respects with all reporting and recordkeeping under applicable Laws with respect to such withholding. The Company and each Company Subsidiary has properly maintained all books and records required to be maintained in connection with employment taxes. The amount of any Tax withheld but not so remitted by the Company and each Company Subsidiary has been retained in the appropriate accounts.

(e) The Company is not required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for a taxable period ending on or before the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) installment sale or open transaction made on or prior to the Closing Date, or (iv) event that occurred on or prior to the Closing Date.

(f) The Company has made available to Buyer complete and correct copies of all federal, state, provincial, local and foreign Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company and each Company Subsidiary for all periods beginning with the fiscal year ended December 31, 2003.

(g) The Company has not, and has never been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the ITA. Neither the Company nor any Company Subsidiary is, nor ever has been, a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(h) No power of attorney has been granted by the Company or any Company Subsidiary with respect to any matter relating to Taxes which is currently in force.

(i) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract that would be treated as a partnership for U.S. or Canadian federal income tax purposes.

(j) The Company’s cost amount, as defined in the ITA, in respect of its assets is accurately reflected on the Company’s Tax Returns to the extent such cost amounts are required to be reflected in the Tax Returns under applicable Laws.

(k) Neither the Company nor any Company Subsidiary has at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Sections 80 through 80.04, inclusive, of the ITA.

(l) The Company and each Company Subsidiary has collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Company) the amount of all Taxes (including goods and services tax and provincial sales taxes) required to be collected and has paid and remitted such Taxes when due, in the form required under appropriate Laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by the Company and each Company Subsidiary will be retained in the appropriate accounts and remitted by the Company to the appropriate authorities when due.

(m) None of the Sellers is a non-resident of Canada within the meaning of the ITA.

(n) Neither the Company nor any Company Subsidiary has a permanent establishment (as defined in the applicable Tax treaty or convention) in any country other than Canada.

6.18 Insurance. Section 6.18 of the Disclosure Schedule sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, worker’s compensation, product liability, general liability and other forms of insurance issued to the Company and each Company Subsidiary covering any period on or after January 1, 2005, and all pending claims thereunder. Such policies are in full force and effect, neither the Company nor any Company Subsidiary is in default under any of them, all policies are paid in full and no premiums are due prior to February 24, 2010. The limits of liability of all insurance policies of the Company and each Company Subsidiary have not been exhausted and/or are not impaired. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. No reservation of rights letter in the defense of claims has been issued by a carrier in connection with a policy set forth in Section 6.18 of the Disclosure Schedule. During the last three years, neither the Company nor any Company Subsidiary has been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to the Company or any Company Subsidiary or with which the Company or any Company Subsidiary has carried insurance or has applied for insurance. No event relating to the Company or any Company Subsidiary has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums, audit adjustment in premiums, experience based liability or loss sharing cost adjustment under any of the insurance policies set forth on Section 6.18 of the Disclosure Schedule. The insurance maintained by the Company and the Company Subsidiaries is sufficient to comply with all applicable Legal Requirements and agreements to which the Company or the Company Subsidiaries is a party. To the knowledge of the Company and the Sellers, no insurance carrier providing insurance to the Company or the Company Subsidiaries is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

6.19 Employees.

(a) Section 6.19(a) of the Disclosure Schedule lists all employees, consultants and independent contractors of the Company and the Company Subsidiaries, their dates of hire, whether their status is active or inactive (and if inactive, the reason that they are inactive and their expected return to work date), their work status (full-time, part-time, temporary, casual, etc.), the rate of all regular and special compensation (not including any discretionary bonuses) payable to each such person in any and all capacities and any regular or special compensation (not including any discretionary bonuses) that will be payable to each such person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation, and term of employment. Neither the Company nor the Sellers has Knowledge that any employee of the Company or the Company Subsidiaries plans to discontinue his or her employment following the transactions contemplated hereunder. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, or claims of unfair labor practice within the past five years.

(b) There are no current or to Sellers’ Knowledge, threatened attempts to organize or establish any trade union or employee association with respect to the Company or the Company Subsidiaries, nor has there been any such attempts within the past five (5) years.

(c) No employee of the Company or of the Company Subsidiaries has any agreement as to length of notice, severance or termination payment required to terminate his employment.

(d) No employee or former employee of the Company or of the Company Subsidiaries is or has been, during his employment, an illegal or undocumented worker.

(e) The parties hereto agree that (1) the employee information disclosed to Buyer pursuant to Section 6.19 of the Disclosure Schedule was necessary for Buyer’s determination to enter into this Agreement and proceed with the transactions contemplated hereby and for the parties to proceed with the Closing, and (2) such information will only be used for those purposes for which it was initially collected from or in respect of such employees.

6.20 Employee Benefits.

(a) All of the Company’s Employee Benefit Plans are set forth in Section 6.20 of the Disclosure Schedule (the “Company Plans”), and except for the Company Plans, neither the Company nor any Company Subsidiary has any Employee Benefit Plans. No Company Plan is maintained outside the jurisdiction of Canada, or covers any employee residing or working outside Canada. A true, current and complete copy of each Company Plan (as amended to date) has been provided to Buyer (and where no text exists, a detailed written summary has been provided) together with current and complete copies of all documents relating to each Company Plan, including, as applicable: (1) all current documents establishing, creating or amending each Company Plan; (2) all literature, booklets, summaries or manuals prepared for or circulated to employees generally concerning each Company Plan; and (3) all contracts relating to each such Company Plan, including all insurance contracts, investment management agreements, subscription agreements and participation agreements.

(b) To the Knowledge of the Company, each of the Company Plans is and has been established, registered, qualified, administered, funded and invested, and all payments out of each of the Company Plans have been made in compliance with the terms of such Company Plans, (including the terms of any documents in respect of such Company Plans) and in compliance with all applicable Laws. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued.

(c) Neither the execution of, nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Company Plan that will or may result in any payment or provision of, acceleration of, vesting or increase in, any benefits (whether of severance pay, pay in lieu of notice, change of control award, or otherwise), with respect to any employee, or any current or former employee, consultant, independent contractor, agent or director of the Company or any Company Subsidiary or with respect to which Buyer may have any obligations or liabilities.

(d) No notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or otherwise, and whether or not before any mediator, arbitrator or Governmental Authority (excluding routine claims for benefits incurred in the ordinary course consistent with past practice) has been brought or is pending or threatened against the Company or any Company Subsidiary by or on behalf of any current or former employee, consultant, independent contractor or any beneficiary under any Company Plan or otherwise involving any such Company Plan or the assets of any such Company Plan. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened with respect to any Company Plan.

(e) Except to comply with applicable Laws, there are no pending material improvements, increases or changes to the benefits provided under the Company Plans and neither the Company nor any Company Subsidiary has a formal plan or has made a promise or commitment, whether legally binding or not, to create any additional Company Plans or to improve or change the benefits provided under any Company Plan.

(f) The Company Plans do not provide benefits beyond retirement or other termination of service to any employee or former employee, or any current or former consultant or other independent contractor, or to the beneficiary or dependant of any such employee or former employee or current or former consultant or independent contractor.

(g) No Company Plan is a pension plan, a registered pension plan or a multiemployer plan.

(h) Neither the Company nor any Company Subsidiary has any Employee Benefit Plans maintained outside the jurisdiction of Canada or covering any employee residing or working outside Canada.

6.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary.

6.22 Subsequent Events. Since the Balance Sheet Date, there has not been any Material Adverse Change in the business, financial condition, operations, results of operations or prospects of the Company or any Company Subsidiary. Without limiting the generality of the foregoing, since that date:

(a) neither the Company nor any Company Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration and in the Ordinary Course of Business;

(b) neither the Company nor any Company Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 or outside the Ordinary Course of Business;

(c) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company or the Sellers, any other Party, has accelerated, terminated, modified or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company or any Company Subsidiary is a party or by which it is bound;

(d) neither the Company nor any Company Subsidiary has imposed or had imposed any Security Interest upon any of its assets, tangible or intangible;

(e) neither the Company nor any Company Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(f) neither the Company nor any Company Subsidiary has made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, Loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(g) neither the Company nor any Company Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

(h) neither the Company nor any Company Subsidiary has delayed or postponed the payment of accounts payable and other liabilities;

(i) neither the Company nor any Company Subsidiary has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $10,000;

(j) neither the Company nor any Company Subsidiary has granted any license or sublicense of any rights under or with respect to any of its Intellectual Property or allowed any of its Intellectual Property to become abandoned, expire or otherwise enter the public domain;

(k) there has been no change made or authorized in the Organizational Documents of the Company or any Company Subsidiary;

(l) neither the Company nor any Company Subsidiary has issued, sold, or otherwise disposed of any of its shares, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its shares;

(m) neither the Company nor any Company Subsidiary has declared, set aside or paid any dividend, made any distribution with respect to its shares (whether in cash or kind), or redeemed, purchased or otherwise acquired any of its shares;

(n) neither the Company nor any Company Subsidiary has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(o) neither the Company nor any Company Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers and employees, except advances in the Ordinary Course of Business;

(p) neither the Company nor any Company Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its officers and directors or any of its employees (or taken any such action with respect to any other Employee Benefit Plan);

(q) neither the Company nor any Company Subsidiary has made any charitable contributions, which in the aggregate exceed $10,000;

(r) neither the Company nor any Company Subsidiary has committed to do any of the foregoing; and

(s) the Company’s Business has been carried on only in the Ordinary Course of Business.

6.23 Certain Payments. Neither the Company nor any Company Subsidiary, nor any director, officer, agent, or employee of the Company or any Company Subsidiary, nor any other Person associated with or acting for or on behalf of the Company or any

Company Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

6.24 Clients and Suppliers.

(a) Clients. Section 6.24(a) of the Disclosure Schedule sets forth each Client of each of the Company and the Company Subsidiaries, as the case may be, that account for 5% or more of sales of the Company or a Company Subsidiary, as the case may be, measured by dollar volume of sales for the fiscal year ended December 31, 2008, and for the six (6) months ended June 30, 2009 (“Material Clients”) and there has been no termination or cancellation or threatened termination or cancellation or material change of or in the business relationship of the Company or a Company Subsidiary, as the case may be, with any such Material Client other than contracts which have terminated in accordance with their terms. Neither the Company, nor the Company Subsidiaries nor the Sellers has received any notice or other advice from any Material Client of any dispute. No rebates, discounts or allowances have been given to Clients of the Company or a Company Subsidiary, as the case may be. No Material Client has notified any of the Company, a Company Subsidiary or any Seller, in writing or otherwise, that any such Material Client intends to discontinue or materially reduce any business with the Company or a Company Subsidiary, as the case may be.

(b) Suppliers. Section 6.24(b) of the Disclosure Schedule sets forth each content supplier of each of the Company and the Company Subsidiaries, as the case may be, that account for 5% or more of sales of the Company or a Company Subsidiary, as the case may be, measured by dollar volume of sales for the fiscal year ended December 31, 2008, and for the six (6) months ended June 30, 2009 (the “Material Suppliers”). All Material Suppliers continue to be suppliers of the Company or a Company Subsidiary, as the case may be, and none of such Material Suppliers has reduced materially the business of the Company or a Company Subsidiary, as the case may be, from the levels achieved during the fiscal year ended December 31, 2008. Since the fiscal year ended December 31, 2008, no Material Supplier has terminated its relationship with the Company or a Company Subsidiary, as the case may be, or, to the knowledge of the Company, has threatened to do so. Neither the Company nor any Company Subsidiary is involved in any material claim, dispute or controversy with any Material Supplier. The relationship of the Company or a Company Subsidiary, as the case may be, with each of the Material Suppliers is currently on a good and normal basis, and neither the Company, nor a Company Subsidiary, nor any Seller has experienced any material unresolved problems with the Material Suppliers since December 31, 2008. To the Company’s or the Sellers’ Knowledge, the transactions contemplated hereby will not adversely affect the Company’s relations with any of the Material Suppliers.

6.25 Complete Copies and Originals of Materials. Each document that the Sellers and the Company have delivered or made available to Buyer is a true and complete copy of the original document.

6.26 Representations Complete. The statements contained in Article 5 and 6 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6), except as set forth in the Disclosure Schedules. Neither the Sellers nor the Company have knowingly withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company. Neither this Agreement (including the exhibits and schedules hereto), nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of any of the Sellers or the Company in connection with this Agreement or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or therein not misleading. There has been no event, transaction or information that has come to the attention of the Company or Sellers that has not been disclosed to Buyer in this Agreement that could reasonably be expected to have a Material Adverse Effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Company or the Company’s Business.

6.27 Related Party Transactions. Except for (i) liabilities set forth in the 2009 Reviewed Interim Financial Statements and (ii) those liabilities, if any, that are not required to be set forth in such 2009 Reviewed Interim Financial Statements but are described in Section 6.27 of the Disclosure Schedule:

(a) none of the Company, the Company Subsidiaries, the Sellers, any of their respective Affiliates or Family Affiliates, nor any current or former director, officer or employee of any of the Company or the Company Subsidiaries, (i) has or during the last three fiscal years has had any direct or indirect interest (A) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a supplier, lessor, lessee, debtor, creditor or competitor of the Company or (B) in any material property, asset or right that is owned or used by the Company in the conduct of the Company’s Business or (ii) is, or during the last three fiscal years has been, a party to any agreement or transaction with the Company; and

(b) there is no outstanding Indebtedness of any current or former director, officer, employee or consultant of the Company, the Company Subsidiaries or Sellers or any of their respective Affiliates or Family Affiliates to the Company or the Company Subsidiaries.

6.28 Environmental Matters. The Company and each Company Subsidiary has complied in all material respects with all Environmental Laws, and no notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or otherwise, and whether or not before any mediator, arbitrator or Governmental Authority, has been filed or commenced or, to the Company’s or any Seller’s Knowledge, threatened against it alleging any failure so to comply. To the Knowledge of the Company and the Sellers, none of the properties leased or occupied by the Company or any Company Subsidiary is affected by any condition, and there has been no activity or failure to take any action by the Company, that could be expected to result in any material liability or obligation under any Environmental Law. None of the property owned by the Company and used by the Company in its business is affected by any condition, and there has been no activity or failure to take any action by the Company, that could reasonably be expected to result in any material liability or obligation under any Environmental Law. Except for office and janitorial supplies properly and safely maintained, to the Knowledge of the Company and the Sellers, there are no Hazardous Substances present on or in the environment at any real property owned or leased by the Company or any Company Subsidiary or, to the Knowledge of the Company and the Sellers, at any geologically or hydrologically adjoining property. There has been no Release by the Company or any Company Subsidiary or, to the Knowledge of the Company or any Seller, by any third party of a Hazardous Substance, substance or waste to the environment at any facility now operated by it (or any predecessor for which it may be responsible) or at any facility formerly owned or operated by it (or any predecessor for which it may be responsible) that in each case that could give rise to material liability under any Environmental Law. The operations of the Company and each Company Subsidiary at any site or location have not given rise to any material liability under any Environmental Law. No waste has been disposed of by the Company or any Company Subsidiary at any site or location that could give rise to material liability under any Environmental Law.

7. CONDITIONS TO OBLIGATIONS OF BUYER AND SUB TO CLOSE

The obligations of Buyer and Sub to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a) The representations and warranties of Sellers and the Company set forth in Articles 5 and 6 shall be true and correct in all material respects (except for representations and warranties having a “materiality” or “Material Adverse Effect” standard which shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of those dates and Buyer shall have received certificates from each of the Sellers and appropriate officers of the Company to that effect.

(b) Sellers and the Company shall have performed and complied with all covenants, agreements and conditions required to be performed by them on or before the Closing Date and Buyer shall have received certificates from each of the Sellers and appropriate officers of the Company to that effect.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to effect the Transaction or to control the Company, or (iv) affect adversely the right of the Company to own their assets and to operate the Company’s Business; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

(d) The Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies needed to satisfy the representations and warranties specified in Sections 5.3 and 6.3 above.

(e) The Sellers shall have procured all other third party consents needed to satisfy the representations and warranties specified in Sections 5.3 and 6.3 above.

(f) Sellers shall have delivered to Buyer a certificate dated as of the Closing, signed by the Secretary or other appropriate officer of the Company, certifying that attached thereto is a true, correct and complete copy of the Organizational Documents of the Company and each Company Subsidiary as in effect on the Closing Date.

(g) Sellers shall have delivered to Buyer (i) evidence of good standing with respect to the Company from the Province of Ontario, as of a recent date before the Closing, (ii) a certificate dated as of a recent date from the Secretary of State of Delaware to the effect that Sureflix Digital Distribution Inc. is validly existing and in good standing in the state of Delaware, and (iii) evidence of good standing with respect to Sureflix Digital Logistics Inc. from the Federation of Saint Christopher and Nevis, as of a recent date before the Closing.

(h) The Company shall have taken all necessary action to authorize the execution and performance of this Agreement and all other documents, agreements and transactions contemplated in this Agreement and shall have delivered to Buyer true copies, certified by a responsible officer, of resolutions or written consents evidencing such action.

(i) Sellers shall have delivered evidence to Buyers of the authority and incumbency of the Persons acting on behalf of the Company in connection with the execution of any document delivered pursuant to this Agreement.

(j) Buyer shall have received the unconditional resignation of the present directors and officers of the Company and the Company Subsidiaries, together with a waiver and release of claims by Sellers and such directors and officers against the Company and the Company Subsidiaries arising on or prior to the Closing Date, in the form attached hereto as Exhibit G.

(k) Each of Sellers and the Company shall have entered into his or her respective Employment Agreement and a form of proprietary information and invention assignment agreement approved by Buyer, acting reasonably, and the same shall be in full force and effect without amendment or modification.

(l) Each of Sellers and at least 90% of the other employees of the Company designated by Buyer shall have confirmed their continued employment with the Company following Closing on employment terms reasonably acceptable to Buyer and entered into a form of proprietary information and invention assignment agreement approved by Buyer, acting reasonably.

(m) Buyer shall have received from counsel to the Company a legal opinion addressed to the Buyer and Sub and dated the Closing Date in the form attached hereto as Exhibit H.

(n) No Material Adverse Effect shall have occurred between August 7, 2009 and the Closing Date.

(o) Each of Sellers shall have entered into the Exchangeable Share Support Agreement in the form attached hereto as Exhibit B.

(p) The Holdco Amalgamation shall have been effected.

(q) Either: (a) Buyer shall have received written favorable advice from the Department of Canadian Heritage that the transactions contemplated by this Agreement would not be reviewed under the Investment Canada Act, which advice is satisfactory to Buyer in its sole discretion, or (b) the responsible Minister under the Investment Canada Act shall have confirmed to Buyer that he or she has determined, or been deemed to have determined, that the transaction contemplated by this Agreement is not reviewable pursuant to the Investment Canada Act.

All actions to be taken by Sellers and the Company in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents reasonably required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Buyer. Buyer may waive any condition specified in this Article 7.

8. CONDITIONS TO OBLIGATIONS OF SELLERS AND THE COMPANY TO CLOSE

The obligations of Sellers and the Company to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a) The representations and warranties of Buyer and Sub set forth in Section 4 above shall be true and correct in all material respects (except for representations and warranties having a “materiality” or “Material Adverse Effect” standard which shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of those dates, and Sellers shall have received certificates from appropriate officers of Buyer and Sub to that effect.

(b) Buyer and Sub shall have performed and complied with all of their respective covenants, agreements and conditions required to be performed by them on or before the Closing Date, and Sellers shall have received certificates from appropriate officers of Buyer and Sub to that effect.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Sellers and the Company to effect the Transaction, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

(d) The Boards of Directors of Buyer and Sub shall have taken all necessary action to authorize the execution and performance of this Agreement and all other documents, agreements and transactions contemplated in this Agreement and shall have delivered to Sellers true copies, certified by a responsible officer, of resolutions or written consents evidencing such action.

(e) Buyer shall have delivered to Seller a certificate dated as of the Closing, signed by the Secretary or other appropriate officer of Buyer, certifying that attached thereto is a true, correct and complete copy of the Organizational Documents of Buyer as in effect on the Closing Date.

(f) Buyer and Sub shall have delivered evidence to Sellers of the authority and incumbency of the Persons acting on their behalf in connection with the execution of any document delivered pursuant to this Agreement.

(g) Buyer shall have entered into the Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit I and the same shall be in full force and effect.

(h) Berth Milton shall have entered into the Voting Agreement in the form attached hereto as Exhibit J and the same shall be in full force and effect.

(i) The Amendment shall have been effected.

(j) Each of Buyer, Sub and Callco (as defined in the Exchangeable Share Support Agreement) shall have entered into the Exchangeable Share Support Agreement in the form attached hereto as Exhibit B.

All actions to be taken by Buyer and Sub in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Sellers. Sellers may waive any condition specified in this Article 8.

9. PRE-CLOSING AND POST-CLOSING COVENANTS

9.1 General.

(a) Each of the Parties shall use reasonable commercial efforts to cause such Party’s representations and warranties to be true on and as of the Closing Date; and to perform such Party’s covenants hereunder; and to cause the conditions to any other’s performance of its obligations hereunder to occur in a timely manner.

(b) In case at any time prior to or after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data relating to the Company. Buyer shall have the right, prior to the Closing, to access books, records, documents, employees and clients as may be reasonably necessary or appropriate in light of the circumstances to enable Buyer to conduct its pre-closing due diligence examination of the Company. Buyer and the Company agree that Sellers shall have the right following the Closing to have reasonable access to such documents, books, records and financial data for the purpose of concluding their involvement in the business of the Company prior to the Closing Date, to comply with or enforce their rights and obligations under this Agreement and applicable securities, Tax, employment or other laws and regulations, and to defend themselves in any litigation.

9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the transactions contemplated hereby, each of the other Parties will reasonably cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, reasonably make available his, her or its personnel, and provide such testimony and access to his, her or its books and records, as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification with respect thereto under Article 10 below).

9.3 Restrictive Covenants. Sellers acknowledge and agree that substantial and valuable assets which belong to the Company include the trade names, Confidential Information, relationships with Clients and Suppliers and Prospective Clients and Suppliers, and goodwill of the Company, and that the relationships which the Company has with their employees and Clients and Suppliers are significant business relationships necessary for the Company to continue to operate its business. Sellers further acknowledge and agree that, following the Closing, such Sellers will continue to have access to the aforesaid assets and relationships by virtue of continued employment with the Company following the Closing. Sellers further acknowledge and agree that each of Buyer and the Company have a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships and businesses, that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests, and that the covenants set forth below are a material inducement for Buyer to enter into the transactions contemplated by this Agreement. In addition, Sellers acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of their covenants contained in this Section 9.3, and that irreparable injury may result to Buyer and the Company or their successors in interest, in the event of any such material breach. Reference is made to Section 10.6 hereof relating to the rights of Buyer and the Company and their successors to equitable relief for breaches of this Section 9.3. Accordingly, each Seller individually agrees to the following restrictions which are specifically applicable to such Seller, effective as of the Closing Date:

(a) Each Seller will not use, or grant to any Person the right to use at any time, the Trademarks or Domain Names used or held by the Company, or any similar names, juxtapositions or derivations thereof, without the prior written consent of Buyer.

(b) Each Seller will not, directly or indirectly, use, or willfully disclose to any Person, any Confidential Information of the Company or Buyer (provided, in the latter case, such Seller became familiar with such Confidential Information during his or her employment with the Company), except (A) in the Ordinary Course of Business on behalf of the Company or Buyer, as the case may be, (B) with the prior written consent of the Company or Buyer, as the case may be, or (C) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event such Seller shall notify Buyer as promptly as practicable (and, if possible, prior to the making of such disclosure).

(c) Each Seller will not, directly or indirectly, within the Restricted Territory, solicit the provision of any Company’s Business from, or otherwise induce the termination or non-renewal of any Company’s Business to, any Client or Supplier or Prospective Client or Supplier of the Company or Buyer (provided, in the latter case, that such Seller had substantial contact or became familiar with such Client or Supplier or Prospective Client or Supplier during his or her employment with the Company), except in the Ordinary Course of Business on behalf of the Company or Buyer. The restrictions contained in this subsection (c) shall terminate three (3) years after the Closing Date.

(d) Each Seller hereby agrees to refrain from Carrying on a Business which provides any Company’s Business (as conducted as of the Closing Date) within the Restricted Territory. The restrictions contained in this subsection (d) shall terminate co-extensively with the termination periods specified in subsection (c). The term “Carrying on a Business” shall mean to engage in any such business as a sole proprietor, partner, member of a limited liability company, officer, director, employee, consultant, contractor, stockholder or similar capacity. It is expressly agreed that the foregoing is not intended to restrict or prohibit, and shall not restrict or prohibit, the ownership by such Seller of stock or other securities of a publicly-held corporation in which he or she does not possess beneficial ownership of more than 5% of the voting stock of such corporation or participate in any management or advisory capacity.

(e) Each Seller will not, directly or indirectly, solicit any other employee, consultant or independent contractor of the Company or Buyer, or otherwise induce any employee, consultant or independent contractor to terminate his or her relationship, or to breach an employment agreement, with Buyer, the Company, any Company Subsidiary or any other Buyer subsidiary. The restrictions contained in this subsection (e) shall terminate after the later of three (3) years after the Closing Date or three years from the termination of such Seller’s employment with Buyer, the Company or any Affiliate.

(f) For the avoidance of doubt;

(i) each Seller acknowledges that if such Seller engages in any conduct which violates this Section 9.3, such conduct shall constitute a breach of this Agreement regardless of whether such conduct constitutes a violation of his or her Employment Agreement;

(ii) Buyer acknowledges that if any Seller engages in any conduct which violates this Section 9.3, Buyer’s recourse shall be against such Seller and not against any other Seller who has not engaged in such conduct; and

(iii) references to the Company includes any successor thereto, including Amalco.

(g) The Parties hereby agree to jointly elect to have Subsection 56.4(3)(c) of the ITA apply to the transactions contemplated herein.

9.4 Third Party Consents. The Parties will use reasonable efforts to obtain as promptly as possible after the Closing Date any third party written approval or consent to this Agreement and the transactions contemplated hereunder where such approval or other consent is either (i) required to be obtained at or prior to Closing but waived, or (ii) required to be obtained after Closing.

9.5 Discharge of Certain Obligations. Effective as of the Closing Date Sellers shall have caused the Company to have paid or otherwise satisfied in full all transaction costs incurred by the Company and the Company Subsidiaries in connection with the transactions contemplated by this Agreement, including without limitation the fees of any representatives, agents, professional advisors, brokers or other intermediaries.

9.6 Taxes; Litigation

(a) Sellers shall cause to be prepared and cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date; provided however that Buyer shall have the right to review such Tax Returns prior to filing. Buyer shall cause to be prepared and cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending after the Closing Date.

(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (other than stamp, stock or similar taxes payable solely by reason of the issuance of the Amalgamation Consideration Shares) shall be paid when due by the Party incurring such Taxes, fees or charges, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, as required by applicable law.

9.7 Audits. Subsequent to the Closing Buyer intends to complete an audit of the Company’s financial statements for the fiscal year ended December 31, 2009. Sellers agree to use commercially reasonable efforts to cooperate with Buyer and its independent accountants in connection with such audit.

9.8 No Solicitation. Given the substantial amount of management time and attention that has been and will be devoted by Buyer to the consideration of the proposed transactions contemplated by this Agreement, as well as the professional fees and other resources expended to date and to be expended, until the earlier of (a) the termination of this Agreement, and (b) the Closing, the Sellers and the Company will deal exclusively with Buyer with respect to any transaction described in clauses (i) or (ii) below, and neither the Sellers nor the Company shall, nor shall they authorize or permit any officer, manager, director, employee, investment banker, attorney, accountant or other representative of any of them, directly or indirectly, take any action to knowingly solicit, encourage or facilitate any action that might lead to, or accept any offers, initiate or participate in negotiations or discussions with, or provide any non-public information to, or enter into any letter of intent, preliminary agreement or definitive agreement with any person with respect to (i) any possible merger, amalgamation, acquisition, reorganization, sale of all or substantially all of the assets and properties of the Company, purchase or sale of shares or any other equity interests (or rights to acquire shares or any other equity interests) or change in control of, or any similar transaction or transactions involving, directly or indirectly, the Company, or (ii) any joint venture or partnership or other similar transaction or transactions outside the Ordinary Course of Business.

9.9 Indemnification of Directors and Officers.

(a) From and after the Closing, Buyer will cause Amalco to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision under the Organizational Documents of the Company on the date of this Agreement (the Persons to be indemnified pursuant to the provisions referred to in this Section 9.9 shall be referred to as, collectively, the “Company Indemnified Parties”), and if any statute is amended to provide for benefits that are more favorable to the Company Indemnified Parties, then each Company Indemnified Party shall be entitled to the benefits of such amendment. The Organizational Documents of Amalco shall contain the provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability set forth in the Organizational Documents of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Party (and if any statute is amended to provide for benefits that are more favorable to the Company Indemnified Parties, then each Company Indemnified Party shall be entitled to the benefits of such amendment). From and after the Closing, Amalco shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Parties in enforcing the rights provided in this Section 9.9 and shall make any advances of such expenses to the Company Indemnified Parties that would be available under the Organizational Documents or other agreements of the Company (in each case as in effect as of the date of this Agreement) with regard to the advancement of expenses.

(b) Each of Buyer and the Company Indemnified Parties shall cooperate, and cause their respective affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. If Buyer and/or Amalco merges into, consolidates with or transfers all or substantially all of its assets to another Person or liquidates, dissolves or winds up its operations, then and in each such case, Buyer and/or Amalco, as the case may be, shall make proper provision so that the surviving or resulting entity or the transferee in such transaction assumes the obligations of the Buyer and/or Amalco under this Section 9.9. The obligations of Buyer and Amalco under this Section 9.9 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 9.9 applies without the written consent of each affected Company Indemnified Party. The provisions of this Section 9.9 shall be in addition to any other rights available to the Company Indemnified Parties, shall survive the Closing, and are expressly intended for the benefit of the Company Indemnified Parties.

(c) Notwithstanding the other provisions of this Section 9.9, the provisions of this Section 9.9 shall not apply in respect of a claim involving a breach by any Seller or the Company of any representation, warranty or covenant contained in this Agreement.

9.10 Nomination to Buyer Board of Directors. Buyer agrees to appoint Eric Johnson to Private’s Board of Directors on or before December 31, 2009 and to nominate Eric Johnson to continue to serve as a director at each annual meeting of shareholders of Private until not earlier than the end of the Earnout Periods; provided that Eric Johnson remains employed with Private or its Affiliates at the time of appointment and each such annual meeting of shareholders.

9.11 Conduct of Business Prior to Closing. Without in any way limiting any other obligation of the Company or any Company Subsidiary hereunder, during the period from the date hereof to the time of Closing, each of Sellers, the Company and the Company Subsidiaries covenant and agree as follows:

(a) Prior to Closing, each of Sellers, the Company and the Company Subsidiaries shall conduct the Company’s Business only in the Ordinary Course of Business and shall not, without Buyer’s prior written consent, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Company, the Company Subsidiaries or Sellers contained herein or have a Material Adverse Effect on the Company. If the Company, the Company Subsidiaries or Sellers consider any material change, alteration or modification to the

Company’s Business that is out of the Ordinary Course of Business, the Company and Sellers shall notify Buyer, and such change, alteration or modification shall not be made without consultation with Buyer. If Buyer disagrees with the proposed material change, alteration or modification and the Company implements such proposal notwithstanding Buyer’s disagreement, this Agreement shall be voidable, at Buyer’s option, by written notice to Sellers given not more than ten (10) days following the date Buyer had actual notice of the implementation of such proposal, such right to be without prejudice to any other rights or remedies available to Buyer. The Sellers shall notify Buyer forthwith of the implementation of any such proposal with which Buyer had disagreed.

(b) The Company and the Company Subsidiaries shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

(c) Sellers shall cause the Company and the Company Subsidiaries to maintain and the Company and the Company Subsidiaries shall maintain the books and records and all other documents, files, and other data, financial or otherwise relating to the Company and the Company Subsidiaries or their business.

(d) The Company and the Company Subsidiaries shall not sell, lease, license, transfer or otherwise dispose of any of the assets of the business, except in the Ordinary Course of Business.

(e) The Company and the Company Subsidiaries shall not increase the compensation of Sellers or any employee and shall not grant any increased bonuses, benefits or other forms of direct or indirect compensation to any Seller or employee, nor shall the Company nor any Company Subsidiary enter into or amend any severance, termination, notice or change-of-control agreement with any Seller or employee.

(f) The Company and the Company Subsidiaries shall not incur any indebtedness for borrowed money, whether under existing credit lines or otherwise, or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person.

(g) The Company and the Company Subsidiaries shall not, other than in the Ordinary Course of Business, (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices (provided that no proceeds of any such advances are used directly or indirectly to purchase shares of Company Shares), (ii) make any investments in or capital contributions to, any Person, (iii) forgive or discharge in whole or in part any outstanding loans or advances, or (iv) prepay any indebtedness for borrowed money.

(h) The Company and the Company Subsidiaries shall not enter into any contractual arrangements for the business which would be Material Agreements or Contracts, other than in the Ordinary Course of Business, or violate, terminate, amend or otherwise modify or waive any of the material terms of any Material Agreement or Contract, or enter into any material transaction or take any other action, in either case not in the Ordinary Course of Business.

(i) The Company and the Company Subsidiaries shall use their best efforts to carry on the business as currently conducted, and Sellers shall each use their respective best efforts to promote and preserve for Buyer the goodwill of suppliers, clients and others having business relations with the Company and the Company Subsidiaries.

(j) Except as otherwise provided in this Agreement, the Company and the Company Subsidiaries shall pay and discharge their respective liabilities in the Ordinary Course of Business, except those contested in good faith.

(k) Neither the Company nor any Company Subsidiary shall adopt any amendment to its Organizational Documents (other than those expressly contemplated by this Agreement and the termination of that certain Shareholder’s Agreement, dated as of June 7, 2000, among the Company and each of the Sellers).

(l) The Company and the Company Subsidiaries shall not issue, reissue, sell, deliver, transfer, repurchase, redeem, acquire or pledge or authorize or propose the issuance, reissuance, sale, delivery, Transfer, repurchase, redemption, acquisition or pledge of shares or other voting or equity interest or any securities convertible into stock or other equity or voting interests, or any rights, warrants or options to acquire any voting or equity interest.

(m) The Company and the Company Subsidiaries will not materially change any of the accounting or Tax principles, practices or methods used by any of them, except as required by changes in applicable Tax laws, nor will the Company or any Company Subsidiary settle or compromise any material Tax liability or agree to any material adjustment of any Tax, or make or change any material election with respect to Taxes.

(n) Except as otherwise provided in this Agreement, neither the Company nor any Company Subsidiary will change past practice with respect to the payment of accounts payable or the collection of accounts receivable or change any of its accounting methods, unless required by GAAP.

(o) Neither the Company nor any Company Subsidiary will dispose of, permit to lapse, waive, release, or assign any rights or settle any claims with respect to, any material Intellectual Property rights or any material claim of the Company or the Company Subsidiaries.

(p) Neither the Company nor any Company Subsidiary will declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities or pay or distribute any cash or property to any of its securityholders in respect of their securities or make any other cash payment to any of its securityholders in respect of their securities.

(q) Neither the Company nor any Company Subsidiary will subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities.

(r) Except as otherwise provided in this Agreement, neither the Company nor any Company Subsidiary will merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity, acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose.

(s) Neither the Company nor any Company Subsidiary will (i) initiate any litigation, action, suit, proceeding, claim or arbitration or (ii) settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration.

9.12 Investment Canada Act Matters. Promptly following receipt of favorable written advice from the Department of Canadian Heritage that the transactions contemplated by this Agreement would not be reviewable under the Investment Canada Act satisfactory to Buyer, in its sole discretion, Buyer shall file the notification required under the Investment Canada Act.

10. INDEMNIFICATION

10.1 Survival.

(a) The representations and warranties of Sellers contained in Articles 5 and 6 (except for Sections 5.1, 5.2, 5.5, 6.1, 6.2, 6.4, 6.14, 6.15 and 6.28, hereof, which representations and warranties are referred to herein as the “Surviving Representations”) shall survive the Closing and continue in full force and effect for twenty-four (24) months thereafter. The Surviving Representations (other than the Tax Representations, as defined below) and any claims based upon fraud, willful misrepresentation or gross negligence shall survive the Closing and continue in full force and effect without limitation. The representations and warranties made in Section 6.17 (the “Tax Representations”) shall survive until the date following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment of the Company by any taxing authority in respect of any Tax period ending on or prior to the Closing Date. For these purposes, a final determination shall mean (A) the expiry of the delay to appeal from or object to the relevant assessment, reassessment or additional assessment by the Canada Revenue Agency or other taxing authority if no appeal is taken or no objection is made, (B) the entering into of any agreement by the Company and such a taxing authority in settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional reassessment or (C) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken. The representations and warranties of Buyer and Sub contained in Article 4 shall survive the Closing and continue in full force and effect for twenty-four (24) months thereafter.

(b) The covenants of Buyer and Sellers contained herein shall survive the Closing and continue in full force and effect, subject to any limitation specifically made applicable to any such covenant under the provisions of Article 9 hereof.

10.2 Breaches by the Sellers.

(a) Subject to the terms and conditions contained in this Article 10, the Sellers agree to indemnify, defend and hold harmless Buyer from and against the entirety of any such Adverse Consequences that Buyer suffers through and after the date of the claim for indemnification (including any Adverse Consequences that Buyer suffers after the end of any applicable survival period) resulting from, arising out of or otherwise related to the following: (i) any breach or inaccuracy in any representations, warranties, covenants or agreements of the Company or the Sellers contained in this Agreement (regardless of whether such breach involves a Third Party Claim), provided Buyer makes a written claim for indemnification against such Sellers in the event of a breach of the Company’s and Sellers representations and warranties contained in Articles 5 or 6 or any of the Company’s or Sellers covenants or agreements contained herein in the manner set forth in Section 13.7 hereof within the applicable survival period, (ii) any liability (whether known, unknown, contingent or otherwise) not included in the Financial Statements or specifically disclosed in the Disclosure Schedules, other than those which have arisen after the Balance Sheet Date and which are incurred in the Ordinary Course of Business, or (iii) any Pre-Closing Taxes that remain unpaid as of the Effective Time and for which adequate reserves (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) have not been established on the face of the Financial Statements, other than those which have accrued in the Ordinary Course of Business following the Balance Sheet Date (each, a “Seller Indemnification Event”).

(b) Notwithstanding the foregoing, in the event of an inaccuracy in, or breach of, any of the representations and warranties contained in Articles 5 and 6 (other than the Surviving Representations, excluding Section 6.14), a breach of the Tax Representations or a claim pursuant to Section 10.2(a)(iii), Sellers shall not have any obligation to indemnify Buyer until Buyer shall have suffered Adverse Consequences resulting from, arising out of or otherwise relating to all breaches of this Agreement by the Sellers (including breaches of the Surviving Representations, excluding Section 6.14) in excess of the applicable Indemnification Threshold, in which case the Sellers shall be obligated to indemnify Buyer only for such Adverse Consequences in excess of such Indemnification Threshold. The Parties intend that the applicable Indemnification Threshold shall not apply in the event of an inaccuracy in, or breach of, any of the Surviving Representations (excluding Section 6.14), or any covenant contained herein, or any inaccuracy, breach or other matter involving fraud, willful misrepresentation or gross negligence by any Seller or the Company, and accordingly the Sellers shall be obligated to indemnify Buyer for all Adverse Consequences resulting from, arising out of or otherwise relating to any such inaccuracy, breach or other matter. For avoidance of doubt, in determining whether an Indemnification Threshold is met, all Adverse Consequences resulting from, arising out of or otherwise relating to any and all events giving rise to indemnification under Section 10.2(a) shall be aggregated together.

(c) Notwithstanding anything to the contrary in this Agreement, any amount payable by a Seller or the Sellers pursuant to this Article 10 in respect of any Adverse Consequences resulting from a claim under (i) Section 10.2(a)(i) arising out of a breach or inaccuracy in the representations and warranties contained in Section 6.17 or (ii) Section 10.2(a)(iii) shall be net of any Tax credits or other Tax benefits actually received by the Company post Closing that are attributable to the period of time prior to the Closing (such as any Scientific Research and Experimental Development credits applicable to the period of time prior to the Closing).

(d) For purposes of this Section 10.2, “Buyer” shall include Buyer, Sub and each of their respective Affiliates, officers, directors, employees, agents and attorneys and, after Closing shall also include the Company, Amalco and each of their respective Affiliates, officers, directors, employees, agents and attorneys.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of each Seller under this Agreement are several and not joint.

(f) Buyer shall use its commercially reasonable efforts to mitigate any Adverse Consequences which would otherwise give rise to indemnification obligations under this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the aggregate liability (after taking into account the applicable Indemnification Threshold, if applicable) of each Seller under this Agreement shall in no event exceed an amount having a value equal to that portion of the Amalgamation Consideration paid or to be paid to such Seller, with the Amalgamation Consideration Shares valued for this purpose at the average closing price of Private Shares on the Trading Market over the ten (10) trading day period ending two (2) trading days prior to the date of the final determination of such claim in accordance with this Article 10.

10.3 Breaches by Buyer.

(a) Subject to the terms and conditions contained in this Article 10, Buyer agrees to indemnify, defend and hold harmless Sellers from and against the entirety of any such Adverse Consequences that Sellers suffer through and after the date of the claim for indemnification (including any Adverse Consequences that Sellers suffer after the end of any applicable survival period) resulting from, arising out of or otherwise related to the following: (i) any breach or inaccuracy in any representations, warranties, covenants or agreements of Buyer or Sub contained in this Agreement (regardless of whether such breach involves a Third Party Claim), provided Sellers make a written claim for indemnification against Buyer in the event of a breach of Buyer’s or Sub’s representations and warranties contained in Article 4 or any of Buyer’s or Sub’s covenants or agreements contained herein in the manner set forth in Section 13.7 hereof within the applicable survival period (each, a “Buyer Indemnification Event” and, together with a Seller Indemnification Event, an “Indemnification Event”).

(b) Notwithstanding the foregoing, in the event of an inaccuracy in, or breach of, any of the representations and warranties contained in Sections 4.6 and 4.7, Buyer shall not have any obligation to indemnify the Sellers until the Sellers shall have suffered Adverse Consequences resulting from, arising out of or otherwise relating to all breaches of Sections 4.6 and 4.7 by Buyer in excess of the Indemnification Threshold, in which case Buyer shall be obligated to indemnify the Sellers only for such Adverse Consequences in excess of the Indemnification Threshold.

(c) Notwithstanding anything to the contrary in this Agreement, the aggregate liability (after taking into account the Indemnification Threshold, if applicable) of Buyer to Sellers under this Agreement shall in no event exceed an amount having a value equal to the amount of the Amalgamation Consideration paid or to be paid to the Sellers, with the Amalgamation Consideration Shares valued for this purpose at the Settlement Price (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Private Shares following Closing).

10.4 Matters Involving Third Parties

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such delay.

(b) Any Indemnifying Party will have the right to assume and control (at its sole cost and expense) the defense of the Third Party Claim (unless the Third Party Claim involves Taxes) with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party elects to assume such defense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedental custom or practice materially adverse to the continuing business interests of the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); provided however, that if the Indemnified Party notifies the Indemnifying Party in writing of the material terms of, and requesting the Indemnifying Party to consent to, such judgment or settlement and the Indemnifying Party does not respond in writing thereto within fifteen (15) days after receipt of such notice and request, the Indemnifying Party shall be deemed to have consented to the entry of such judgment or settlement. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided however, that if the Indemnified Party notifies the Indemnifying Party in writing of the material terms of, and requesting the Indemnifying Party to consent to, such judgment or settlement and the Indemnifying Party does not respond in writing thereto within fifteen (15) days after receipt of such notice and request, the Indemnifying Party shall be deemed to have consented to the entry of such judgment or settlement.

(d) In the event none of the Indemnifying Parties assumes and conducts the defense of a Third Party Claim not involving Taxes in accordance with subsection (b) above, or in the event of a Third Party Claim involving Taxes, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably and in good faith may deem appropriate after consultation with, and (subject to the provisos contained in Section 10.4(c) above) with the consent of, the Indemnifying Party in connection therewith (which consent shall not be unreasonably withheld), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), (iii) the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, and (iv) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or otherwise relating to the Third Party Claim to the fullest extent provided in this Article 10

10.5 Characterization of Adverse Consequences. All indemnification payments under this Article 10 made by or on behalf of Sellers shall be deemed adjustments to the Amalgamation Consideration.

10.6 Other Remedies and Provisions. The Parties specifically acknowledge and agree that monetary damages will not be an adequate remedy for a breach of any of the restrictive covenants contained in Section 9.3 hereof, and that irreparable injury will result to Buyer or the Subsidiaries or their successors in interest in the event of any such breach. Accordingly, Sellers agree that Buyer, the Subsidiaries, and their successors in interest shall be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, a temporary or permanent injunction, restraining and enjoining Sellers, or any Person with which any of them is associated or by which any of them is employed, from further violations of such provisions, without the need to post any security or bond, and in addition to whatever other remedies at Law or in equity or otherwise Buyer may have.

10.7 Recoupment From Amalgamation Consideration Shares.

(a) Other than in the case of fraud, willful misrepresentation or gross negligence, the Parties agree that any indemnification to which Buyer is entitled under this Agreement for breach of any and all representations and warranties of the Sellers contained in this Agreement and for any Indemnification Event arising under Section 10.2(a)(iii) shall be satisfied as a setoff against the Amalgamation Consideration Shares. Any such setoff shall be applied to the Sellers pro rata based upon the total Amalgamation Consideration Shares such Seller is eligible to receive. Further, if an Indemnification Event (in excess of the Indemnification Threshold) is pending at a time when Buyer is otherwise required to deliver any of the Amalgamation Consideration Shares to Sellers, then Buyer shall have the right, upon notice to the Sellers Representative, to withhold Amalgamation Consideration Shares from delivery to Sellers, including Closing Shares which Sellers are required to deliver to Buyer during the Restriction Period (“Holdback”) having a value equal to the total amount for which Sellers may become liable as a result thereof, until final determination of the pending claims.

(b) Further, if one or more Indemnification Events (in excess of the Indemnification Threshold) are pending during the Restriction Period and Buyer in good faith determines that the Initial Deferred Shares are insufficient in amount to cover the amount of claims for which Sellers may become liable, then upon notice to the Sellers, Sellers shall deliver to Buyer, as a Holdback, such number of Closing Shares as Buyer in good faith determines are sufficient to cover the amount for which Sellers may become liable until final determination of the pending claims.

(c) The amount of Amalgamation Consideration Shares held back by Buyer shall be determined in good faith by Buyer, not to exceed the good faith dollar estimate of any Adverse Consequences Buyer may incur as a result of the breach underlying such claim. Amalgamation Consideration Shares shall be held back (and applied to the setoff, if any) in the following order: first, from the Initial Deferred Shares, second, from the Closing Shares, and third from the Earnout Shares, beginning with the Earnout Shares for the 2009 Earnout Period, followed by the Earnout Shares for the 2010 Earnout Period, the Earnout Shares for the 2011 Earnout Period and the Earnout Shares for the 2012 Earnout Period (unless any such Earnout Shares have been previously released to the Sellers, in which case Buyer may hold back the applicable number of Earnout Shares from the Earnout Shares for whichever Earnout Period as Buyer determines in its sole discretion).

(d) For purposes of determining the number of the Amalgamation Consideration Shares which Buyer may setoff against in satisfaction of Indemnification Events which are finally determined, the Amalgamation Consideration Shares shall be valued at the average closing price of Private Shares on the Trading Market over the ten (10) trading day period ending two (2) trading days prior to the date of the final determination of such claim in accordance with this Article 10.

(e) As and when there is a final determination of pending claims and application of any setoff, any remaining Amalgamation Consideration Shares shall be promptly released from the Holdback.

(f) If any Seller exchanges his Amalgamation Consideration Shares into Private Shares, such Private Shares shall be subject to the terms of this Section 10.7 in its entirety as if such Private Shares were Amalgamation Consideration Shares hereunder.

(g) For greater certainty, notwithstanding any other provision in this Agreement, other than in the case of fraud, willful misrepresentation or gross negligence, the setoff and/or Holdback of the Amalco Consideration Shares pursuant to this Section 10.7 shall be the sole and exclusive legal remedy (i.e. other than equitable remedies) of Buyer and Sub for the breach of any and all representations and warranties of the Sellers contained in this Agreement.

11. USA PATRIOT ACT

Buyer and Sellers are not and shall not be and, after making due inquiry, no Person who owns a controlling interest in or otherwise controls Buyer or Sellers is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list

(“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. Buyer and Sellers also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Buyer or Sellers is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 11 shall not apply to any Person to the extent that such Person’s interest in Buyer or Sellers is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

12. TERMINATION; EFFECT OF CLOSING

12.1 Termination. The Parties may terminate this Agreement prior to Closing as provided below:

(a) By Mutual Agreement. The Parties may terminate this Agreement at any time prior to Closing by mutual written agreement.

(b) By Buyer. Buyer may (but shall not be obligated to) terminate this Agreement at any time prior to Closing, upon written notice to Sellers, if (i) Sellers or the Company has breached any representation, warranty or covenant contained in this Agreement; or (ii) the Closing shall not have occurred on or before November 30, 2009, by reason of the failure of any condition to a Party’s obligation to close, unless such failure results from Buyer’s breach of any of its representations, warranties or covenants contained herein.

(c) By Sellers. Sellers may (but shall not be obligated to) terminate this Agreement at any time prior to Closing, upon written notice by the Company to Buyer, if (i) Buyer has breached any representation, warranty or covenant contained in this Agreement; or (ii) the Closing shall not have occurred on or before November 30, 2009, by reason of the failure of any condition to a Party’s obligation to close, unless such failure results from Sellers’ or the Company’s breach of any of their representations, warranties or covenants contained herein.

(d) By Either Buyer or Seller. Either Buyer or Seller may terminate this Agreement prior to Closing, upon written notice to the other Party, if the Settlement Price is less than $0.60 (as adjusted for stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events with respect to the Private Shares) and the Parties have not mutually agreed in writing upon an adjustment to the Amalgamation Consideration pursuant to Section 2.4(a)(ii)(B).

12.2 Effect of Termination. Termination pursuant to Sections 12.1(a) or 12.1(d) shall terminate all obligations of the Parties under this Agreement, except for the obligations contained in Section 13.1, Section 13.8, and Section 13.11. Termination by Buyer pursuant to Section 12.1(b) shall terminate Buyer’s obligations to Sellers and the Company under this Agreement, but the Parties shall remain subject to the provisions of Section 13.1, Section 13.8, and Section 13.11. Termination by Sellers pursuant to Section 12.1(c) shall terminate Seller’s and the Company’s obligations to Buyer under this Agreement, but the Parties shall remain subject to the provisions of Section 13.1, Section 13.8, and Section 13.11. Termination of this Agreement pursuant to this Section 12.1 shall not terminate the obligations of the Parties pursuant to the Confidentiality Agreement or release a Party from liability for any breach of this Agreement.

12.3 Effect of Closing. No breach by any Seller or the Company of any representation, warranty or covenant or the failure of any condition reasonably controllable by Sellers or the Company shall be deemed excused by reason of Buyer proceeding to Closing, and Sellers shall be entitled to all remedies contemplated by this Agreement notwithstanding any prior due diligence, investigation or knowledge. Buyer’s closing shall not be deemed a waiver of any covenant, condition, representation, or warranty contained herein.

13. GENERAL PROVISIONS

13.1 Press Releases and Public Announcements. Buyer shall obtain the written consent of Sellers, and Sellers and the Company shall obtain the written consent of Buyer, prior to issuing, or permitting any of their representatives to issue, any press release or make any other public disclosure or announcement concerning the transactions contemplated hereby or the terms and conditions hereof or thereof; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or Nasdaq rules and regulations (in which case the disclosing Party will use its best efforts to advise and consult with the other Parties prior to making the disclosure). For purposes of this Section 13.1, the written consent of the Company shall be deemed to be consent on behalf of the Company and the Sellers.

13.2 No Third-Party Beneficiaries. Other than the provisions of Section 9.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.3 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof, including without limitation the term sheet dated August 7, 2009, between Buyer and the Company.

13.4 Succession and Assignment. This Agreement and all agreements contemplated hereunder shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, executors, administrators and permitted assigns, as the case may be. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, or any of its rights, interests or obligations under any document delivered pursuant to this Agreement (except as may be specifically provided for in any such document), without the prior written approval of the other Parties, except that the consent of no other Party shall be required for

Buyer to (i) assign its rights, interests and obligations pursuant to this Agreement, and any documents delivered pursuant to this Agreement, to any Affiliate or (ii) consummate the merger, amalgamation, sale or liquidation of all or substantially all of its stock or assets, it being understood that, in the event that a third party entity is the surviving entity of any such merger, amalgamation, sale or liquidation, such surviving entity shall assume the obligations and liabilities of Buyer, as the case may be, under the terms of this Agreement and all related documentation executed in connection herewith; provided that no such assignment pursuant to subsection (i) or (ii) shall diminish the obligations of Private under this Agreement.

13.5 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile copy shall have the same legal effect as the original.

13.6 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7 Notices. All written notices, demands and requests of any kind which either Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service which provides written verification of receipt or by registered or certified mail return receipt requested, or by facsimile; provided that the facsimile is promptly followed by delivery of a hard copy of such notice which provides written verification or receipt (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States or Canada mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier. All Notices shall be addressed to the Parties to be served as follows:

If to Sellers or the Company:

Entruphema, Inc.

229 Yonge Street, Suite 408

Toronto, Ontario

M5B 1N9 Canada

Attention:    Eric Johnson

Facsimile:    (416) 848-4783

If to Sellers Representative:

Eric Johnson

c/o Entruphema, Inc.

229 Yonge Street, Suite 408

Toronto, Ontario

M5B 1N9 Canada

Facsimile:    (416) 848-4783

If to Buyer:

Private Media Group, Inc.

Calle de la Marina 14-16

Floor 18, Suite D

08005 Barcelona, Spain

Attention:    Chief Financial Officer

Facsimile:    +34-93-675-1701

Service of any such notice or demand so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery. Any Party hereto may from time to time by notice in writing served upon the others as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands thereafter are to be addressed.

13.8 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein. Any suit or other proceedings brought hereon shall be subject to the exclusive jurisdiction of the Ontario courts sitting in the City of Toronto, the Parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that such courts shall have in personam jurisdiction over it and consents to service of process in any manner authorized by the laws of Ontario and the federal laws of Canada applicable therein. The prevailing Party in such suit or other proceeding shall be entitled to all of its costs and fees, including reasonable attorneys’ fees.

13.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

13.10 Severability. The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable. In the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable. It is expressly understood and agreed between the Parties that such modification or restriction may be accomplished by mutual accord between the Parties or, alternatively, by disposition of an arbitrator or a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

13.11 Expenses. Except as otherwise expressly provided herein, each of the Parties will bear his or her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.12 Incorporation of Exhibits, Recitals and Schedules. The Exhibits, Recitals and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

13.13 Sellers Representative.

(a) Each Seller hereby irrevocably designates and appoints Eric Johnson (the “Sellers Representative”) to represent and act for him for all purposes in his capacity as a Seller under this Agreement, subject only to the terms and conditions hereof. The Sellers Representative hereby accepts such designation and appointment and agrees to represent and act for the Sellers under this Agreement in accordance with the terms and conditions set forth herein and therein.

(b) In discharging its duties and responsibilities hereunder the Sellers Representative shall have all rights and powers necessary and incident to the proper discharge thereof, and any decision or act of the Sellers Representative shall be conclusive and absolutely binding upon each and all of the Sellers.

(c) The Sellers hereby authorize the Sellers Representative, at its sole discretion, to employ and instruct attorneys, accountants and others to assist it in the performance of its duties and responsibilities under this Agreement.

(d) The Sellers hereby authorize the Sellers Representative to (i) interpret and construe the provisions of this Agreement and (ii) determine, resolve, settle or contest any request, action, suit, proceeding or arbitration that may arise under this Agreement in any manner the Sellers Representative deems appropriate under the circumstances, including claims for indemnification or otherwise made by Buyer. Any settlement by the Sellers Representative of a request, action, suit, proceeding or arbitration or any final order or judgment or award of a court or tribunal of competent jurisdiction resulting from an action, suit, proceeding or arbitration by Buyer against the Sellers Representative shall be binding upon and enforceable against each of the Sellers.

(e) Upon the death, disability or resignation of the Sellers Representative, a successor Sellers Representative shall be appointed by the Sellers. If, for any reason, a successor Sellers Representative is not appointed within fifteen (15) days of the occurrence of the vacancy, the successor Sellers Representative shall be Erik Schannen. A successor Sellers Representative shall become such upon notice of appointment delivered to Buyer.

(f) Notwithstanding any provision of this Section 13.13 which defines or limits the authority of the Sellers Representative, the decisions, acts and instructions of the Sellers Representative or the contesting of any actions shall be final, binding and conclusive upon each of the Sellers; and the Buyer may rely upon any such decision, act or instruction of the Sellers Representative as being the decision, act or instruction of each and all of the Sellers without the necessity of investigating or determining whether or not such Sellers Representative has acted within the scope of the powers given to it under this Agreement. Notices or communications to or from the Sellers Representative shall constitute notice to or from each and all of the Sellers Representative.

(g) Sellers shall severally, and not jointly, indemnify the Sellers Representative and hold the Sellers Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of the Sellers Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Sellers Representative. By virtue of their approval of this Agreement, Sellers hereby agree to pay (i) the reasonable fees, if any, of the Sellers Representative relating to his services performed in such capacity, and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Sellers Representative, in connection with the acceptance and administration of the Sellers Representative duties hereunder. The Sellers Representative shall have no duties or responsibilities except those expressly set forth herein and in the other agreements delivered pursuant to this Agreement to which the Sellers Representative is a party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

PRIVATE MEDIA GROUP, INC.

By:	/s/ Ilan Bunimovitz

Name:	Ilan Bunimovitz
Title:	CEO

SUB:

2220445 ONTARIO INC.

By:	/s/ Ilan Bunimovitz

Name:	Ilan Bunimovitz
Title:	President

SIGNATURE PAGE TO

ACQUISITION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ENTRUPHEMA INC.

By:	/s/ Eric Johnson
Name:	Eric Johnson
Title:	Authorized Signing Officer

SIGNATURE PAGE TO

ACQUISITION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HOLDCO:

2062249 ONTARIO INC.

By:	/s/ Eric Johnson
Name:	Eric Johnson
Title:	Authorized Signing Officer

SIGNATURE PAGE TO

ACQUISITION AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

/s/ Eric Johnson
Eric Johnson
Company Shares Owned: 26,600

/s/ Erik Schannen
Erik Schannen
Company Shares Owned: 140,000

/s/ Michel Lozier
Michel Lozier
Company Shares Owned: 100,000

SELLERS REPRESENTATIVE:

/s/ Eric Johnson
Eric Johnson

SIGNATURE PAGE TO

ACQUISITION AGREEMENT